Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164313

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

SUPPLEMENT NO. 14 DATED JULY 25, 2012

TO THE PROSPECTUS DATED NOVEMBER 22, 2011

This document supplements, and should be read in conjunction with, our prospectus dated November 22, 2011 relating to our offering of 180 million shares of common stock. Supplement No. 14 supersedes and replaces all prior supplements to the prospectus. Unless otherwise defined in this Supplement No. 14, capitalized terms used have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose, among other things, the following:

•

operating information, including the status of the offering, portfolio data, information regarding our current leverage ratio, selected financial data, distribution information, dilution information, information about our share repurchase program, and compensation to our advisor, our sub-advisor, our dealer manager, and their affiliates;

•	an update to our Investor Suitability Standards;

•	update regarding our Prospectus Summary;

•	updates regarding risk factors;

•	updates to the biographies of William M. Kahane and Edward M. Weil, Jr.;

•	updated information regarding volume discounts;

•	updated information regarding the prior performance of programs operated by our sponsors, including prior performance tables, as of December 31, 2011;

•	“Experts” information; and

•	information incorporated by reference.

OPERATING INFORMATION

Status of the Offering

We commenced this initial public offering on August 12, 2010, pursuant to which we are offering up to 150 million shares of our common stock in a primary offering at $10.00 per share, with discounts available for certain categories of purchasers, and up to 30 million shares of our common stock pursuant to our dividend reinvestment plan at $9.50 per share. As of July 12, 2012, we had raised aggregate gross offering proceeds of approximately $56.7 million from the sale of approximately 5.8 million shares in our initial public offering, including shares sold under our dividend reinvestment plan, and incurred approximately $11.4 million of related organization and offering costs. As of July 12, 2012, approximately 144.2 million shares of our common stock remain available for sale in our primary offering, and approximately 29.9 million shares of our common stock remain available for issuance under our dividend reinvestment plan.

The termination date of our primary offering of 150 million shares of common stock will be August 12, 2013. We may continue to offer shares under our dividend reinvestment plan beyond the conclusion of the primary offering until we have sold 30 million shares of common stock through the reinvestment of distributions. We may terminate this offering at any time.

Real Estate Investment Summary

Real Estate Portfolio

We own all of our real estate properties through a joint venture (the “Joint Venture”) formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and our wholly-owned subsidiary. We hold a 54% interest in the Joint Venture and the CBRE Global Investors hold the remaining 46% interest. As of July 5, 2012, we, through the Joint Venture, owned fee simple interests in 15 grocery-anchored shopping centers acquired from third parties unaffiliated with us or our advisor. The following is a summary of our real estate properties as of July 5, 2012:

Property Name	Location	Anchor Tenant	Date Acquired	Contract Purchase Price (1)	Rentable Square Footage	Annualized Effective Rent (2)	Annualized Effective Rent per Leased Square Foot	Average Remaining Lease Term in Years	% Leased
Lakeside Plaza	Salem, VA	Kroger	12/10/10	$8.75 million	82,798	$807,681	$10.11	4.6 years	96.5%
Snow View Plaza	Parma, OH	Giant Eagle	12/15/10	$12.30 million	100,460	$1,145,368	$12.13	6.8 years	94.0%
St. Charles Plaza	Haines City, FL	Publix	6/10/11	$10.10 million	65,000	$908,459	$14.51	9.4 years	96.3%
Southampton Village	Tyrone, GA	Publix	10/14/11	$8.35 million	77,956	$815,468	$12.10	8.3 years	86.5%
Centerpoint	Easley, SC	Publix	10/14/11	$6.85 million	72,287	$658,008	$11.00	10.1 years	82.8%
Burwood Village Center	Glen Burnie, MD	Food Lion	11/9/11	$16.60 million	105,834	$1,459,254	$13.79	5.9 years	100.0%
Cureton Town Center	Waxhaw, NC	Harris Teeter	12/29/11	$13.95 million	84,357	$1,199,689	$14.87	9.9 years	95.6%
Tramway Crossing	Sanford, NC	Food Lion	2/23/12	$5.50 million	62,382	$561,258	$9.20	3.6 years	97.8%
Westin Centre	Fayetteville, NC	Food Lion	2/23/12	$6.05 million	66,890	$635,913	$9.51	3.0 years	100.0%
The Village at Glynn Place	Brunswick, GA	Publix	4/27/12	$11.35 million	111,924	$1,005,614	$9.29	7.7 years	96.7%
Meadowthorpe	Lexington, KY	Kroger	5/9/12	$8.55 million	87,384	$730,954	$8.75	2.8 years	95.6%
New Windsor	Windsor, CO	King Soopers	5/9/12	$5.55 million	95,877	$394,199	$4.70	7.2 years	87.4%
Vine Street Square	Kissimmee, FL	Wal-Mart (3)	6/4/12	$13.65 million	120,699	$1,228,926	$10.18	6.0 years	100.0%
Northtowne Square	Gibsonia, PA	Giant Eagle	6/19/12	$10.57 million	113,372	$829,218	$7.31	8.1 years	100.0%
Brentwood Commons	Bensenville, IL	Dominick’s	7/5/12	$14.85 million	125,550	$1,350,189	$10.85	6.7 years	99.1%

(1)	The contract purchase price excludes closing costs and acquisition costs.
(2)	We calculate annualized effective rent as monthly contractual rent as of July 5, 2012 multiplied by 12 months, less any tenant concessions.
(3)	The anchor tenant of Vine Street Square is a Wal-Mart Neighborhood Market.

We believe that our real estate properties are suitable for their intended purposes and adequately covered by insurance. We do not intend to make significant renovations or improvements to our properties. Our properties are located in markets where there is competition for attracting new tenants and retaining current tenants.

Significant Tenants and Lease Expirations

The following table sets forth information regarding the two tenants comprising ten percent or more of the aggregate annualized effective rent or occupying ten percent or more of the aggregate rentable square footage at our shopping centers as of July 5, 2012:

Tenant Name/Property	Tenant Industry	Annualized Effective Rent (1)	% of Total Portfolio Annualized Effective Rent	Rentable Square Footage	% of Total Portfolio Square Footage	Lease Expiration
Publix Super Markets / St. Charles Plaza, Southampton Village, Centerpoint and The Village at Glynn Place	Retail – Grocery Store	$1,947,759	14.2%	198,790 sq. ft.	14.5%	(2)
Giant Eagle / Snow View Plaza and Northtowne Square	Retail – Grocery Store	$1,171,857	8.5%	144,648 sq. ft.	10.5%	(3)
Kroger / Lakeside Plaza, Meadowthorpe, New Windsor	Retail – Grocery Store	$830,054	6.0%	163,609 sq. ft.	11.9%	(4)

(1)	We calculate annualized effective rent as monthly contractual rent as of July 5, 2012 multiplied by 12 months, less any tenant concessions.
(2)

Publix’s leases at St. Charles Plaza, Southampton Village, Centerpoint, and The Village at Glynn Place expire in October 2027, December 2023, January 2023, and December 2022, respectively. Publix has seven options to extend the term of its lease at St. Charles Plaza by five years each. Publix has six options to extend the term of its lease at Southampton Village by five years each. Publix has six options to extend the term of its lease at Centerpoint by five years each. Publix has four options to extend the term of its lease at The Village at Glynn Place by five years each.

(3)

Giant Eagle’s leases at Snow View Plaza and Northtowne Square expire in September 2020 and January 2024, respectively. Giant Eagle has five options to extend the term of its lease at Snow View Plaza by five years each. Giant Eagle has six options to extend the term of its lease at Northtowne by five years each.

(4)

Kroger’s leases at Lakeside Plaza, Meadowthorpe, and New Windsor expire in January 2019, February 2017, and October 2028, respectively. Kroger has five options to extend the term of its lease at Lakeside Plaza by five years each. Kroger has four options to extend the term of its lease at Meadowthorpe by five years each. Kroger (King Soopers) has a ground lease with ten options to extend the term of its lease at New Windsor by five years each.

No material tenant credit issues have been identified at this time. As of July 5, 2012, we had no material current tenant rent balances outstanding over 90 days.

The following table lists, on an aggregate basis, all of the scheduled lease expirations after July 5, 2012 over each of the years ending December 31, 2012 and thereafter for our 15 shopping centers. The table shows the approximate rentable square feet and annualized effective rent represented by the applicable lease expirations:

Year	Number of Expiring Leases	Annualized Effective Rent (1)	% of Total Portfolio Annualized Effective Rent	Leased Rentable Square Feet Expiring	% of Rentable Square Feet Expiring
2012	17	$414,782	3.0%	24,938	1.9%
2013	39	$1,513,766	11.0%	98,269	7.5%
2014	40	$1,582,284	11.5%	119,662	9.1%
2015	30	$1,324,639	9.6%	93,943	7.2%
2016	28	$1,129,586	8.2%	117,293	8.9%
2017	20	$956,345	7.1%	97,943	7.4%
2018	3	$152,012	1.1%	14,746	1.1%
2019	6	$737,945	5.4%	89,323	6.8%
2020	5	$929,597	6.8%	77,376	5.9%
2021	4	$168,500	1.2%	11,360	0.9%
Thereafter	16	$4,820,743	35.1%	567,876	43.3%

(1)	We calculate annualized effective rent as monthly contractual rent as of July 5, 2012 multiplied by 12 months, less any tenant concessions.

Portfolio Tenancy

Prior to the acquisition of a property, we assess the suitability of the grocery anchor tenant and other tenants in light of our investment objectives, namely, preserving capital and providing stable cash flows for distributions. Generally, we assess the strength of the tenant by consideration of company factors, such as its financial strength and market share in the geographic area of the shopping center, as well as location-specific factors, such as the store’s sales, local competition and demographics. When assessing the tenancy of the non-anchor space at the shopping center, we consider the tenant mix at each shopping center in light of our portfolio, the proportion of national and national franchise tenants, and credit worthiness of specific tenants. When evaluating non-national tenancy, we attempt to obtain credit enhancements to leases, which typically come in the form of deposits and/or guarantees from one or more individuals.

The following table presents the composition of our portfolio by tenant type as of July 5, 2012:

Tenant Type:	Leased Rentable Sq. Ft.	% of Total Portfolio Leased Rentable Sq. Ft.	Annualized Base Rent	% of Total Portfolio Annualized Base Rent
Grocery anchor	748,209	57.0%	$6,139,017	44.7%
National & regional	341,972	24.1%	$4,375,264	28.5%
Local	222,548	18.9%	$3,215,917	26.8%

Totals	1,312,729	100.0%	$13,730,198	100.0%

Updated Pro Forma Financial Information

The following information provides on a pro forma basis selected financial information for the three months ended March 31, 2012 as if Tramway Crossing, Westin Centre and The Village at Glynn Place had been acquired on January 1, 2011.

(in thousands)
Operating Data:
Total revenues	$2,744
Property operating expenses	(473)
Real estate tax expense	(276)
General and administrative	(378)
Acquisition-related expenses	(278)
Depreciation and amortization	(1,299)

Operating income (loss)	40
Interest expense	(481)

Net loss	(441)
Net loss attributable to noncontrolling interests	184

Net loss attributable to shareholders	$(257)

Per Share Data:
Net loss attributable to shareholders per share – basic and diluted	$(0.08)
Weighted average distributions per share declared	$0.16
Weighted average shares outstanding – basic and diluted	3,165,242

Recent Significant Acquisitions

The Village at Glynn Place

On April 27, 2012, we, through the Joint Venture, purchased The Village at Glynn Place, a shopping center containing 111,924 rentable square feet located on approximately 14.7 acres of land in Brunswick, Georgia, for approximately $11.35 million, exclusive of closing costs. The Joint Venture funded the purchase price with proceeds drawn from our existing property-level credit facilities. The Village at Glynn Place was constructed in 1992. The Village at Glynn Place was purchased from CRP II – Glynn Place, LLC, a Delaware limited liability company that is not affiliated with us, our advisor or our sub-advisor.

The Village at Glynn Place is approximately 96.7% leased to 14 tenants. The largest tenant at The Village at Glynn Place is Publix, which occupies approximately 50.0% of the rentable square feet at The Village at Glynn Place. The aggregate annual effective rent at the date of acquisition for the tenants of The Village at Glynn Place was approximately $1.01 million and the weighted-average remaining lease term at the date of acquisition for the tenants was approximately 8.4 years. The weighted-average effective rental rate over the lease term at the date of acquisition, which is calculated as the annualized effective rent divided by the leased rentable square feet, was $9.29 per square foot.

Based on the current condition of The Village at Glynn Place, we do not believe that it will be necessary to make significant renovations to The Village at Glynn Place. Our management believes that The Village at Glynn Place is adequately insured.

Vine Street Square

On June 4, 2012, we, through the Joint Venture, purchased Vine Street Square, a shopping center containing 120,699 rentable square feet located on approximately 18.4 acres of land in Kissimmee, Florida, for approximately $13.7 million, exclusive of closing costs. The Joint Venture funded the purchase price with proceeds of approximately $7.4 million from this offering and approximately $6.3 million provided by the CBRE Global Investors. Vine Street Square was purchased from Kimco Kissimmee 613, Inc., a Florida corporation that is not affiliated with us, our advisor or our sub-advisor.

Vine Street Square was constructed in 1986. Currently, Vine Street Square is 100% leased to 27 tenants. Wal-Mart Neighborhood Market occupies 31,979 rentable square feet of Vine Street Square and Office Max occupies another 23,500 rentable square feet. No other tenant occupies more than 10% of the total rentable square feet of Vine Street Square. The aggregate annual effective rent at the date of acquisition for the tenants of Vine Street Square was approximately $1.2 million and the weighted-average remaining lease term at the date of acquisition for the tenants was approximately 7.7 years. The weighted-average effective rental rate over the lease term at the date of acquisition, which is calculated as the annualized effective rent divided by the leased rentable square feet, was $10.05 per square foot.

Based on the current condition of Vine Street Square, we do not believe that it will be necessary to make significant renovations to Vine Street Square. Our management believes that Vine Street Square is adequately insured.

Yield on Real Estate Investments

The weighted-average year-one yield of real estate properties we have acquired during the 12 months ending July 5, 2012, consisting of Southampton Village, Centerpoint, Burwood Village Center, Cureton Town Center, Tramway Crossing, Westin Centre, The Village at Glynn Place, Meadowthorpe, New Windsor, Vine Street Square, Northtowne Square, and Brentwood Commons, is approximately 8.2%. The year-one yield is equal to the estimated first-year net operating income of the property divided by the purchase price of the property, excluding closing costs and acquisition fees. Estimated first-year net operating income on our real estate investments is total estimated gross income (rental income, tenant reimbursements, parking income and other property-related income) derived from the terms of in-place leases at the time we acquire the property on a straight-line basis, less property and related expenses (property operating and maintenance expenses, management fees, property insurance and real estate taxes) based on the operating history of the property. Estimated first-year net operating income excludes other non-property income and expenses, interest expense from financings, depreciation and amortization and company-level general and administrative expenses. Historical operating income for these properties is not necessarily indicative of future operating results.

Debt Facilities

We hold all of our debt obligations (with the exception of the KeyBank Unsecured Credit Facility) through the Joint Venture, in which we have a 54% interest. As of July 5, 2012, our debt-to-gross-real-estate-asset ratio, or the ratio of total debt to total purchase price of real estate assets, was approximately 48.8%. The following is a summary of all the Joint Venture’s debt facilities and the KeyBank Unsecured Credit Facility as of July 5, 2012:

Property and Related Loan	Outstanding Principal Balance	Maximum Loan Capacity	Interest Rate	Loan Type	Payments	Maturity Date
Lakeside Credit Facility(1)	$5.43 million	$5.43 million	One-month LIBOR plus 2.40% to 2.85%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest payments and possible monthly payments of principal(2)	December 10, 2012(3)
Snow View Credit Facility(1)	$7.60 million	$7.60 million	One-month LIBOR plus 2.40% to 2.85%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest payments and possible monthly payments of principal(4)	December 15, 2012(5)
St. Charles Credit Facility(1)	$2.17 million	$6.75 million	One-month LIBOR plus 2.40% to 2.85%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest only payments through January 1, 2013 followed by continued monthly interest payments and possible monthly payments of principal(6)	June 10, 2013(7)
Southampton Credit Facility	$5.92 million	$6.02 million	Daily LIBOR plus 2.25% to 2.50%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest only payments through April 30, 2013 followed by continued monthly interest payments and possible monthly payments of principal(8)	November 1, 2013(9)
Centerpoint Credit Facility	$4.85 million	$4.94 million	Daily LIBOR plus 2.25% to 2.50%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest only payments through April 30, 2013 followed by continued monthly interest payments and possible monthly payments of principal(10)	November 1, 2013(11)
Burwood Credit Facility	$11.92 million	$11.97 million	Daily LIBOR plus 2.25% to 2.50%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest only payments through April 30, 2013 followed by continued monthly interest payments and possible monthly payments of principal(12)	November 1, 2013(13)
Cureton Credit Facility	$8.88 million	$9.00 million	Daily LIBOR plus 2.25% to 2.50%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest only payments through July 31, 2013 followed by continued monthly interest payments and possible monthly payments of principal(14)	January 1, 2016

Tramway Credit Facility	$3.40 million	$3.40 million	One-month LIBOR plus 2.40% to 2.60%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest only payments through October 31, 2013 followed by continued monthly interest payments and possible monthly payments of principal(15)	May 1, 2016
Westin Credit Facility	$3.74 million	$3.74 million	One-month LIBOR plus 2.40% to 2.60%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest only payments through October 31, 2013 followed by continued monthly interest payments and possible monthly payments of principal(15)	May 1, 2016
Glynn Place Credit Facility	$6.79 million	$7.01 million	One-month LIBOR plus 1.95% to 2.20%, depending upon amount outstanding and debt yield	Revolving credit facility	Monthly interest only payments through December 31, 2013 followed by continued monthly interest payments and possible monthly payments of principal(16)	July 1, 2017 (17)
Meadowthorpe Loan I(18)	$3.14 million	$3.14 million	6.00%	First mortgage loan	Monthly interest and principal payments through June 30, 2014	July 1, 2014
Meadowthorpe Loan II(18)	$1.84 million	$1.84 million	6.61%	Second mortgage loan	Monthly interest and principal payments through June 30, 2014	July 1, 2014
Brentwood Loan	$9.00 million	$9.00 million	One-month LIBOR plus 1.95% to 2.20%, depending upon debt yield	First mortgage loan	Monthly interest and principal payments through June 30, 2017(19)	July 1, 2017
KeyBank Unsecured Credit Facility	—	$10.00 million	(20)	Revolving credit facility	Monthly interest only payments through July 1, 2013 followed by continued monthly interest payments and possible monthly payments of principal	July 2, 2013 (21)

Total	$74.68 million	$89.84 million

(1)

The Lakeside Loan, the Snow View Loan, and the St. Charles Loan subject Lakeside Plaza, Snow View Plaza, and St. Charles Plaza to cross-collateral and cross-default provisions under separate and corresponding provisions of each loan. A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under the Lakeside Loan, the Snow View Loan, and the St. Charles Loan.

(2)

Continuing through the maturity date, availability will be reduced by $20,415 per month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under the loan), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under the Lakeside Loan at any time in whole or in part without premium or penalty.

(3)	We may extend the maturity date of the Lakeside Loan to December 10, 2013 upon payment of an extension fee equal to 0.25% of the amount outstanding on December 10, 2012.
(4)

Continuing through the maturity date, availability will be reduced by $28,500 per month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under the loan), in addition to continued

monthly interest payments. We have the option to prepay any outstanding amounts under the Snow View Loan at any time in whole or in part without premium or penalty.
(5)	We may extend the maturity date of the Snow View Loan to December 15, 2013 upon payment of an extension fee equal to 0.25% of the amount outstanding on December 15, 2012.
(6)

On or before January 1, 2013, total availability under the loan will be reduced by $742,500, and beginning on January 1, 2013 and continuing through the maturity date, availability will be reduced by $22,500 per month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under the loan), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under the St. Charles Loan at any time in whole or in part without premium or penalty.

(7)	We may extend the maturity date of the St. Charles Loan to June 10, 2014 upon payment of an extension fee equal to 0.25% of the amount outstanding on June 10, 2013.
(8)

Beginning on May 1, 2013 and continuing through the maturity date, the Southampton Credit Facility will be reduced by $9,750 per month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under the credit facility), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under the Southampton Credit Facility at any time in whole or in part without premium or penalty. A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under the Southampton Credit Facility.

(9)

We may extend the maturity date of the Southampton Credit Facility to October 10, 2014 upon payment of an extension fee equal to 0.25% of the amount outstanding under the credit facility on November 1, 2013.

(10)

Beginning on May 1, 2013 and continuing through the maturity date, the Centerpoint Credit Facility will be reduced by $8,000 per month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under the credit facility), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under the Centerpoint Credit Facility at any time in whole or in part without premium or penalty. A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under the Centerpoint Credit Facility.

(11)	We may extend the maturity date of the Centerpoint Credit Facility to November 1, 2014 upon payment of an extension fee equal to 0.25% of the amount outstanding on November 1, 2013.
(12)

Beginning on May 1, 2013 and continuing through the maturity date, the Burwood Credit Facility will be reduced by $19,660 per month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under the credit facility), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under the Burwood Credit Facility at any time in whole or in part without premium or penalty. A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under the Burwood Credit Facility.

(13)	We may extend the maturity date of the Burwood Credit Facility to November 1, 2014 upon payment of an extension fee equal to 0.25% of the amount outstanding on November 1, 2013.
(14)

Beginning on August 1, 2013 and continuing through the maturity date, the Cureton Credit Facility will be reduced by $14,000 per month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under the credit facility), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under the Cureton Credit Facility at any time in whole or in part without premium or penalty. A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under the Cureton Credit Facility.

(15)

Beginning on November 1, 2013 and continuing through the maturity date, the Tramway Credit Facility and Westin Credit Facility will be reduced by $5,665 and $6,226 per month, respectively, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under each credit facility), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under the Tramway Credit Facility and Westin Credit Facility at any time in whole or in part without premium or penalty. A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under both facilities.

(16)

Beginning on January 1, 2014 and continuing through the maturity date, the Glynn Place Credit Facility will be reduced by $12,060 per month, which may require us to make monthly principal payments (depending on the then-outstanding borrowings under each credit facility), in addition to continued monthly interest payments. We have the option to prepay any outstanding amounts under the Glynn Place Credit Facility at any time in whole or in part without premium or penalty. A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under the Glynn Place Credit Facility.

(17)

We may extend the maturity date of the Glynn Place Credit Facility for two additional one-year periods to July 1, 2018 and July 1, 2019, respectively, upon payment of an extension fee equal to 0.25% of the amount outstanding on the date of each extension.

(18)	Meadowthorpe Loan I and Meadowthorpe Loan II were both assumed by the Joint Venture from the property’s seller in conjunction with our acquisition of Meadowthorpe.
(19)	A wholly-owned subsidiary of the Joint Venture has guaranteed 25% of the Joint Venture’s obligations under the Brentwood Loan.
(20)

Amounts outstanding under the KeyBank Unsecured Credit Facility will bear interest at either (1) the sum of (a) the greater of (x) the prime rate announced by KeyBank from time to time or (y) the federal funds effective rate plus 0.50%, plus (b) 4.50% or (2) LIBOR plus 5.50%.

(21)	We may extend the maturity date of the Key Bank Line of Credit Facility to January 2, 2014 upon payment of an extension fee equal to 0.40% of the commitment amount.

Selected Financial Data

The following selected financial data should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, both incorporated by reference into this prospectus:

	As of March 31,	As of December 31,
	2012	2011	2010
(in thousands)
Balance Sheet Data:
Investment in real estate assets, net	$79,547	$69,492	$19,061
Acquired intangible lease assets, net	7,282	6,799	2,341
Cash and cash equivalents	6,339	6,969	707
Other assets	2,270	1,932	604
Total assets	$95,438	$85,192	$22,713
Mortgage loans payable	$40,463	$46,788	$14,695
Notes payable – affiliates	—	—	600
Accounts payable – affiliates	7,424	8,395	5,542
Other liabilities	2,961	2,824	719
Total liabilities	50,848	58,007	21,556
Equity	44,590	27,185	1,157
Total liabilities and equity	$95,348	$85,192	$22,713

	For the Three Months Ended March 31		For the Year Ended December 31,
	2012	2011	2011	2010
(in thousands, except share and per share data)
Operating Data:
Total revenues	$2,215	$603	$3,529	$98
Property operating expenses	(379)	(95)	(631)	(14)
Real estate tax expense	(242)	(108)	(507)	(18)
General and administrative	(324)	(208)	(845)	(228)
Acquisition-related expenses	(278)	(47)	(1,751)	(467)
Depreciation and amortization	(1,044)	(244)	(1,500)	(81)

Operating loss	(52)	(99)	(1,705)	(710)

Other income	—	—	—	1
Interest expense	(391)	(149)	(811)	(38)

Net loss	$(443)	$(248)	$(2,516)	$(747)
Net loss allocable to non-controlling interests	185	—	152	—

Net loss after allocation to non-controlling interests	$(258)	$(248)	$(2,364)	$(747)

Cash Flow Data:
Cash flows provided by (used in) operating activities	$(664)	$116	$593	$201
Cash flows used in investing activities	$(11,439)	$(19)	$(56,149)	$(21,249)
Cash flows provided by (used in ) financing activities	$11,473	$(524)	$61,818	$21,555
Per Share Data:
Net loss attributable to common shareholders per share – basic and diluted	$(0.08)	$(0.28)	$(1.57)	$(4.44)
Weighted average distributions per share declared	$0.16	$0.16	$0.65	$0.22
Weighted average shares outstanding – basic and diluted	3,124,334	899,107	1,503,477	168,419

Distribution Information

During 2011, we declared distributions based on daily record dates for each day during the period from January 1, 2011 through December 31, 2011. During 2012, we have declared distributions based on daily record dates for each day during the period from January 1, 2012 through October 31, 2012. All declared distributions equal a daily amount of $0.00178082 (0.178082 cents) per share of common stock. If this rate were paid each day for a 365-day period, it would equal a 6.5% annualized rate based on a purchase price of $10.00 per share. A portion of each distribution may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare daily distributions at this rate. Distributions declared, distributions paid and cash flows provided by (used in) operating activities were as follows for the quarters ended June 30, 2011, September 30, 2011, December 31, 2011, and March 31, 2012 (in thousands, except per share amounts):

	Distributions Paid				Distributions Declared			Sources of Distributions Paid
2011	Cash	Distributions Reinvested (DRIP)	Total	Cash Provided by (Used in) Operating Activities	Total Distributions Declared	Distributions Declared Per Share	Amount Paid from Operating Activities/ Percent of Total Distributions Paid	Amount Paid from Sub-Advisor Advances/ Percent of Total Distributions Paid	Amount Paid from Borrowings/ Percent of Total Distributions Paid
Second Quarter	$164	$26	$190	$(269)	$201	$0.1625	$0 / 0%	$190 / 100%	$0 / 0%
Third Quarter	$194	$38	$232	$584	$253	$0.1625	$232 / 100%	$0 / 0%	$0 / 0%
Fourth Quarter	$253	$77	$330	$162	$380	$0.1625	$162 / 49%	$168 / 51%	$0 / 0%
2012
First Quarter	$331	$124	$455	$(664)	$507	$0.1625	$0 / 0%	$0 / 0%	$455 / 100%

For the four quarters ended March 31, 2012, we paid total distributions of $1.2 million, which includes approximately $0.3 million reinvested through our dividend reinvestment plan. For the period from our inception through March 31, 2012, we paid total distributions of approximately $1.3 million, which includes approximately $0.3 million reinvested through our dividend reinvestment plan. For the four quarters ended March 31, 2012 and for the period from our inception through March 31, 2012, our operating cash flow was $(0.2 million) and $0.1 million, respectively. For the four quarters ended March 31, 2012 and for the period from our inception through March 31, 2012, our funds from operations, or FFO, were $(0.2 million) and $(1.3 million), respectively. For a discussion of how we calculate FFO and why our management considers it a useful measure of REIT operating performance, as well as a reconciliation of FFO to our net loss, please see “Funds from Operations and Modified Funds from Operations” below. To the extent that we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investment in properties, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.

Net Tangible Book Value of our Shares

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value is a rough approximation of value calculated simply as gross book value of real estate assets minus total liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) fees paid in connection with our public offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers, and (iii) distributions paid. As of March 31, 2012, our net tangible book value per share was $6.28. To the extent we are able to raise substantial proceeds in this offering, the expenses that cause dilution of the net tangible value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at March 31, 2012 was $10.00 per share.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Funds from Operations and Modified Funds from Operations

Funds from operations, or FFO, is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and non-controlling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, impairment charges, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate and intangibles diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe FFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. In addition, FFO will be affected by the types of investments in our targeted portfolio which will consist of, but is not limited to, necessity-based neighborhood and community shopping centers, first- and second-priority mortgage loans, mezzanine loans, bridge and other loans, mortgage-backed securities, collateralized debt obligations, and debt securities of real estate companies. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, as impairments are based on estimated future undiscounted cash flows, investors are cautioned that we may not recover any impairment charges. FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

Since FFO was promulgated, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association (“IPA”). MFFO excludes from FFO the following items:

(1)	acquisition fees and expenses;

(2)	straight-line rent amounts, both income and expense;

(3)	amortization of above- or below-market intangible lease assets and liabilities;

(4)	amortization of discounts and premiums on debt investments;

(5)	gains or losses from the early extinguishment of debt;

(6)	gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(7)	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

(8)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;

(9)	gains or losses related to contingent purchase price adjustments; and

(10)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We believe that MFFO is helpful in assisting management and investors assess the sustainability of operating performance in future periods and, in particular, after our offering and acquisition stages are complete, primarily because it excludes acquisition expenses that affect property operations only in the period in which the property is acquired. Thus, MFFO provides helpful information relevant to evaluating our operating performance in periods in which there is no acquisition activity.

As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations. Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, we explain below the reasons for each of the adjustments made in arriving at our MFFO definition.

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Acquisition fees and expenses.   In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analyses differentiate costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for both of these types of investments were capitalized under GAAP; however, beginning in 2009, acquisition costs related to business combinations are expensed. Both of these acquisition-related costs have been and will continue to be funded from the proceeds of our offering and generally not from operations. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include those paid to AR Capital Advisor, Phillips Edison Sub-Advisor or third parties.

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Adjustments for straight-line rents and amortization of discounts and premiums on debt investments.   In the proper application of GAAP, rental receipts and discounts and premiums on debt investments are allocated to periods using various systematic methodologies. This application may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance.

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Adjustments for amortization of above or below market intangible lease assets.   Similar to depreciation and amortization of other real estate related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over time and that these charges be recognized currently in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

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Gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting and gains or losses related to contingent purchase price adjustments.   Each of these items relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated gains or losses.

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Adjustment for gains or losses related to early extinguishment of hedges, debt, consolidation or deconsolidation and contingent purchase price.   Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

By providing MFFO, we believe we are presenting useful information that also assists investors and analysts in the assessment of the sustainability of our operating performance after our offering and acquisition stages are completed. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisition stages are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. However, investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering and acquisition stages are completed, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired. Acquisition costs also adversely affect our book value and equity.

FFO or MFFO should not be considered as an alternative to net income (loss), nor as an indication of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to fund distributions. In particular, as we are currently in the acquisition phase of our life cycle, acquisition-related costs and other adjustments that are increases to MFFO are, and may continue to be, a significant use of cash. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. Accordingly, both FFO and MFFO should be reviewed in connection with GAAP measurements. Our FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

The following section presents our calculation of FFO and MFFO and provides additional information related to our operations (in thousands, except per share amounts). As a result of the timing of the commencement of this offering and our active real estate operations, FFO and MFFO are not relevant to a discussion comparing operations for the two periods presented. We expect revenues and expenses to increase in future periods as we raise additional offering proceeds and use them to acquire additional investments.

NET LOSS TO MFFO RECONCILIATION
($000’s)
	Three months ended March 31, 2012	Three months ended March 31, 2011	Cumulative since Inception (1)
Net loss attributable to our shareholders	$(258)	$(248)	$(3,369)
Depreciation and amortization	1,044	244	2,625
Non-controlling interests	(480)	—	(597)

Funds from operations	$306	$(4)	$(1,341)
Acquisition-related expenses	278	47	2,496
Net amortization of above and below market leases	154	51	483
Straight-line rental income	(56)	(10)	(135)
Non-controlling interests	(168)	—	(292)

MFFO	$514	$84	$1,211

(1)	Inception was September 17, 2010

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the cash available for redemption on any particular date will generally be limited to the proceeds from our dividend reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for repurchases during the same period; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. These limitations do not apply to shares repurchased in conjunction with a stockholder’s death, “determination of incompetence” or “qualifying disability.” We may amend, suspend or terminate the program at any time upon 30 days’ notice.

During the three months ended March 31, 2012, there were no shares repurchased under the share repurchase program. During the year ended December 31, 2011, there were 5,630 shares repurchased for $56,300 under the share repurchase program (for an average redemption price of $10.00 per share). There were no additional shares tendered for repurchase that we did not repurchase during the three months ended March 31, 2012 or during the year ended December 31, 2011. There were no shares repurchased during the year ended December 31, 2010.

Fees Earned by and Expenses Reimbursable to Our Advisor, Our Sub-Advisor, Our Dealer Manager and Their Affiliates

Summarized below are the fees earned by and expenses reimbursable to our advisor, our sub-advisor, our dealer manager and their affiliates for the three months ended March 31, 2012 and the year ended December 31, 2011 and any related amounts payable as of March 31, 2012 and December 31, 2011 (all amounts in thousands):

	Amount
Form of Compensation	Incurred in the				Payable (Receivable) as of
	Three Months Ended March 31, 2012		Year ended December 31, 2011		March 31, 2012	December 31, 2011
Selling commissions (1)	$850		$1,014		$—	$—
Dealer manager fee (2)	255		350		—	—
Reimbursement of organization and offering expenses	—		2,362		7,229	7,229
Acquisition fees	64		356		—	(44)
Debt financing fee	—		180		—	(19)
Asset management fee	99	(3)	63	(4)	99	63
Property management fee	113		157		38	21
Reimbursement of other operating expenses	66		761		58	1,145

(1)	Our dealer manager reallows 100% of commissions earned to participating broker-dealers.
(2)	Our dealer manager reallows a portion of the dealer manager fee to participating broker-dealers.
(3)	We incurred total asset management fees of $217,000 during the three months ended March 31, 2012; however, our advisor and sub-advisor waived $118,000 of these asset management fees.
(4)	We incurred total asset management fees of $347,000 during the year ended December 31, 2011; however, our advisor and sub-advisor waived $284,000 of these asset management fees.

PROSPECTUS UPDATES

Investor Suitability Standards

The New Mexico Regulation and Licensing Department, Securities Division has requested that we include the following special suitability standard in addition to the general suitability requirements included in this prospectus.

New Mexico

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In addition to our general suitability requirements, shares will only be sold to New Mexico residents who represent that they have a liquid net worth of at least 10 times the amount of their investment in our company.

Prospectus Summary

Acquisition Expenses

The total of our acquisition fees and acquisition expenses payable with respect to a particular investment are limited to 4.5% of the contract purchase price of each property or 4.5% of the amount advanced for a loan or other investment. However, once we have substantially invested all of the proceeds of this offering, we expect our acquisition expenses to be approximately 0.5% of the purchase price of each property and 0.5% of the amount advanced for each loan or other investment. This information supersedes the information currently contained in the portion of the management compensation table related to acquisition expenses in the “Prospectus Summary” on page 12 of the prospectus dated November 22, 2011.

Risk Factors

The following risk factors revise and supplement, as appropriate, the risk factors included in our prospectus under the heading “Risk Factors – Risks Related to This Offering and Our Corporate Structure.”

The offering price of our shares was not established in reliance on a valuation of our assets and liabilities; the actual value of your investment may be substantially less than what you pay. We may use the most recent price paid to acquire a share in this offering or a follow-on public offering as the estimated value of our shares until we have completed our offering stage. Even when AR Capital Advisor begins to use other valuation methods to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.

We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any valuation (independent or otherwise), the offering price is likely to be higher than the proceeds that you would receive upon liquidation or a resale of your shares if they were to be listed on a national exchange or actively traded by broker-dealers, especially in light of the upfront fees that we pay in connection with the issuance of our shares.

To assist FINRA members and their associated persons that participate in this offering, pursuant to FINRA Rule 2310, we disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. For this purpose, AR Capital Advisor estimated the value of our common shares as $10.00 per share as of December 31, 2011. The basis for this valuation is the fact that the offering price of our shares of common stock in this offering is $10.00 per share (ignoring purchase price discounts for certain categories of purchasers). AR Capital Advisor has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for up to 18 months. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.)

Although this initial estimated value represents the most recent price at which most investors are willing to purchase shares in this offering, this reported value is likely to differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon a liquidation of the our assets because (i) there is no public trading market for the shares at this time; (ii) the $10.00 primary offering price involves the payment of underwriting compensation and other directed selling efforts, which payments and efforts are likely to produce a higher sale price than could otherwise be obtained; (iii) estimated value does not reflect, and is not derived from, the fair market value of our assets because the amount of proceeds available for investment from our primary public offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and fees and expenses; (iv) the estimated value does not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the global financial and real estate markets may affect the values of our investments; and (v) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio.

When determining the estimated value of our shares by methods other than the last price paid to acquire a share in an offering, AR Capital Advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may or may not be an accurate reflection of the fair market value of our investments and will not likely represent the amount of net proceeds that would result from an immediate sale of our assets.

The actual value of shares that we repurchase under our share repurchase program may be substantially less than what we pay.

Under our share repurchase program, shares may be repurchased at varying prices depending on (a) the number of years the shares have been held, (b) the purchase price paid for the shares and (c) whether the redemptions are sought upon a stockholder’s death, qualifying disability or determination of incompetence. The maximum price that may be paid under the program is $10.00 per share, which is the offering price of our shares of common stock in the primary portion of this offering (ignoring purchase price discounts for certain categories of purchasers) and, as described above, the initial estimated value of our common shares disclosed to assist FINRA members and their associated persons that participate in this offering, pursuant to FINRA Rule 2310. Although this initial estimated value represents the most recent price at which most investors are willing to purchase shares in this primary offering, this reported value is likely to differ from the price at which a stockholder could resell his or her shares for the reasons discussed in the risk factor above. Thus, when we repurchase shares of our common stock at $10.00 per share, the actual value of the shares that we repurchase is likely to be less, and the repurchase is likely to be dilutive to our remaining stockholders. Even at lower repurchase prices, the actual value of the shares may be substantially less than what we pay and the repurchase may be dilutive to our remaining stockholders.

If we pay distributions from sources other than our funds from operations, we may not be able to sustain our distribution rate and we may have fewer funds available for investment in properties and other assets and our stockholders’ overall returns may be reduced.

Our organizational documents permit us to pay distributions from any source without limit. If we fund distributions from financings or the net proceeds from this offering, we will have fewer funds available for investment in real estate properties and other real estate-related assets and our stockholders’ overall returns may be reduced. At times, we may be forced to borrow funds to pay distributions during unfavorable market conditions or during periods when funds from operations are needed to make capital expenditures and other expenses, which could increase our operating costs. We may also fund such distributions from advances or contributions from our sponsors or from any deferral or waiver of fees by our advisor and sub-advisor. Furthermore, if we cannot cover our distributions with funds from operations, we may be unable to sustain our distribution rate. For the four quarters ended March 31, 2012, approximately 32.6% of our distributions was covered by GAAP cash flows from operations, 29.7% was covered by contributions from our sub-advisor, and 37.7% was covered by borrowings.

Management

The following biography of William M. Kahane replaces the biography included in our prospectus under the heading “Management – Executive Officers and Directors.”

William M. Kahane – (Director) Mr. Kahane has served as one of our directors since December 2009. He has also served as a director of American Realty Capital New York Recovery REIT, Inc. (“NYRR”) since its formation in October 2009 and also served as president and treasurer of NYRR since its formation in October 2009 until March 2012. He has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane has served as an executive officer and director of American Realty Capital Healthcare Trust (“ARCT”), the ARCT advisor and the ARCT property manager from their formation in August 2007. Mr. Kahane currently serves as a director of American Realty Capital – Retail Centers of America, Inc. (“ARC RCA”) and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively and also served as an executive officer of ARC RCA and the ARC RCA advisor until March 2012. Mr. Kahane currently serves as a director of American Realty Capital Healthcare Trust, Inc. (“ARC HT”), the ARC HT advisor and the ARC HT property manager since their formation in August 2010 and also served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor, and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane served as an executive officer and director of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”), the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010 until March 2012. Mr. Kahane served as an executive officer and director of American Realty Capital Properties, Inc. (“ARCP”) and the ARCP advisor since their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane also has been the interested director of Business Development Corporation of America since its formation in May 2010 and, until March 2012, was chief operating officer. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Nicholas Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business.

The following biography of Edward M. Weil, Jr. replaces the biography included in our prospectus under the heading “Management – Our Sponsors.”

Edward M. Weil, Jr. has been the chief executive officer of Realty Capital Securities, LLC, our dealer manager, since December 2010. Mr. Weil has served as president, treasurer and secretary of NYRR since March 2012. Prior to such time, Mr. Weil served as executive vice president and secretary of NYRR since its formation in October 2009. Mr. Weil has nine years of real estate experience. Mr. Weil has also been an executive officer of NYRR’s advisor and property manager since their formation in November 2009. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARC DNAV, and has served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. MR. Weil served as a director of ARCT III since February 2012 and has served as an executive officer of ARCT III, the ARCT III advisor, and the ARCT III property manager since their formation in October 2010. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARCP since its formation in December 2010 and has served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has been a director and an executive officer of ARC Global DNAV, the ARC Global DNAV advisor and the ARC Global DNAV property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has been a director and an executive officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Weil was formerly the Senior Vice President of Sales and Leasing for American Financial Realty Trust (AFRT, from April 2004 to October 2006), where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

Prior Performance Summary

The following information supersedes the disclosure in the prospectus under the heading “Prior Performance Summary.”

The information presented in this section represents the historical experience of all real estate programs managed over the last ten years by Messrs. Phillips and Edison, our individual Phillips Edison sponsors, and Messrs. Schorsch and Kahane, our individual AR Capital sponsors. In assessing the relative importance of this information with respect to a decision to invest in this offering, you should keep in mind that we will rely primarily on affiliates of our Phillips Edison sponsor to identify acquisitions and manage our portfolio and we will rely primarily on affiliates of our AR Capital sponsor with respect to our capital-raising efforts, although both AR Capital Advisor and Phillips Edison Sub-Advisor will jointly participate in major decisions as described in this prospectus at “Management – Our Advisor and Sub-Advisor.” You should also note that only programs sponsored by Phillips Edison have invested in our targeted portfolio of grocery-anchored neighborhood shopping centers.

Unless otherwise indicated, the information presented below with respect to the historical experience of Phillips Edison and the private real estate funds sponsored by Phillips Edison and of AR Capital and the prior programs sponsored by AR Capital is as of the 10-years ended December 31, 2011. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Phillips Edison and AR Capital and their respective affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Appendix A includes five tables with information about the public programs and private funds discussed in this section. They present information with respect to (1) the experience of our sponsors in raising and investing in funds, (2) the compensation paid by prior funds to the sponsor and its affiliates, (3) the operating results of prior funds, (4) sales or disposals of properties by prior funds, and (5) results of completed funds. Table VI located in Part II of the registration statement, which is not part of this prospectus, describes acquisitions of properties by prior programs and funds. We will provide a copy of Table VI to you upon written request and without charge. In all cases, the tables presenting information about the historical experience of programs sponsored by Phillips Edison appear first, followed by tables summarizing similar information for AR Capital.

Private Programs Sponsored by Phillips Edison

Since 1991, Michael C. Phillips and Jeffrey S. Edison, have partnered to acquire, manage and reposition necessity-driven retail properties, primarily grocery-anchored neighborhood and community shopping centers across the United States. Phillips Edison has operated with financial partners through both property-specific and multi-asset discretionary funds, and to date, Phillips Edison has sponsored six private real estate funds and raised approximately $600 million of equity from high-net-worth individuals and institutional investors.

During the 10-year period ended December 31, 2011, Phillips Edison managed six private real estate funds, all of which were multi-investor, commingled funds. All of these private funds were limited partnerships for which affiliates of Messrs. Phillips and Edison act or acted as general partner. In all cases, affiliates of Messrs. Phillips and Edison had responsibility for acquiring, investing, managing, leasing, developing and selling the real estate and real estate-related assets of each of the funds.

Two of the six private real estate funds managed by Phillips Edison raised approximately $395 million of equity capital from 12 institutional investors during the 10-year period ended December 31, 2011. The institutional investors investing in the private funds include public pension funds, sovereign wealth funds, insurance companies, financial institutions, endowments and foundations. For more information regarding the experience of our sponsors in raising funds from investors, see Table I and Table II of the Prior Performance Tables contained in Appendix A of this supplement.

During the 10-year period ended December 31, 2011, Phillips Edison acquired 241 real estate investments and invested over $1.8 billion in these assets (purchase price) on behalf of the six private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these six private funds.

Four of the six private funds managed by Phillips Edison during the 10-year period ended December 31, 2011 have or had investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with stable returns, to preserve and return their capital contributions and to realize growth in the value of their investments. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. For each of the private funds, Phillips Edison has focused on acquiring a diverse portfolio of real estate investments. Phillips Edison has typically diversified the portfolios of the private funds by geographic region, investment size, and tenant mix. In constructing the portfolios of the six private funds, Phillips Edison specialized in acquiring a mix of value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value.

Phillips Edison has sought to diversify investments in its private funds by geographic region as illustrated by the chart below. The chart below outlines investments of the private funds by amounts invested (purchase price) during the 10-year period ended December 31, 2011. All were within the United States. The geographic dispersion of properties acquired during the 10-year period ended December 31, 2011 is as follows: 38% of the amount was invested in 96 properties located in the eastern United States, 31% of the amount was invested in 64 properties located in the southern United States, 16% of the amount was invested in 45 properties located in the western United States and 15% of the amount was invested in 36 properties located in the midwestern United States.

PHILLIPS EDISON – PRIVATE PROGRAMS

INVESTMENT BY REGION

In addition to diversifying the private fund portfolios by geographic region, Phillips Edison has primarily focused on necessity-driven retail investments that include the following categories: grocery, general merchandise, discount, health and beauty, and office supply retailers. Unlike industries that are routinely affected by cyclical fluctuations in the economy, shopping centers anchored by these retailers have historically been more resistant to economic downturns. In general, the consistent consumer demand for items such as food, pharmaceutical goods, postal services, general retail and hardware is present in all cycles of the economy.

In seeking to diversify the portfolios of the private funds by investment risk, Phillips Edison has purchased a mix of low-risk, high-quality properties and high-quality but under-performing properties in need of repositioning. The majority of the properties purchased by the private funds had prior owners and operators. For more detailed information regarding acquisitions by the private funds in the three years ended December 31, 2011, see Table VI located in Part II of the registration statement, which is not part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

During the 10-year period ended December 31, 2011, Phillips Edison sold 50 properties on behalf of these six private funds. Phillips Edison continues to actively manage the remaining unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with Phillips Edison affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. For more information regarding the fees paid to Phillips Edison affiliates by these private funds and the operating results of these private funds, please see Tables II and III of the Prior Performance Tables in Appendix A of this supplement.

Two of the six private real estate funds managed by Phillips Edison (referred to as Fund I and Fund II) both experienced a liquidity event in 2004, at which time, investors in these funds were given the option to liquidate their investments or to convert their investments into shares of Phillips Edison Limited Partnership. Approximately 80% of the investors in Fund I and Fund II remained in the funds. The remaining four private real estate funds managed by Phillips Edison are fully invested, but have not yet had a liquidity event under the terms of their respective fund agreements. Note that an investment in this offering is substantially different than an investment in any of the Phillips Edison sponsored private offerings. Prior offerings have focused on purchasing value-add grocery-anchored shopping centers. This offering will invest primarily in core and core plus grocery-anchored shopping centers that are well-occupied, have a higher ratio of national and regional retailers and are located in more heavily populated locations.

Adverse Business Developments and Conditions

Market timing is a strategy of buying or selling assets based on predictions of future market price movements. Phillips Edison has not tried to time the sponsorship of real estate programs based on its predictions of the real estate market as a whole. For most of the last 10 years, sponsored programs have been raising capital in order to acquire a desirable portfolio of real estate. As the money has been raised, sponsored programs have sought to acquire real estate at favorable prices based on then-current market conditions. In other words, such programs have generally sought to put capital to use promptly if suitable investments are available rather than hold substantial amounts of cash for long periods. Although our Phillips Edison sponsor believes that this strategy has generally served the investors in Phillips Edison-sponsored programs well, some of the assets acquired by Phillips Edison-sponsored programs were acquired at times when real estate was generally more expensive than during the later stages of the life of the program. As a result, at any given time some acquired assets of a Phillips Edison-sponsored program might sell for prices that are lower than the prices paid for them if those assets had to be liquidated at that time. This can be true even if the property remains leased to creditworthy tenants with long-term leases such that the program continues to project strong income yields. This possibility is the primary reason why Phillips Edison-sponsored programs are sold as long-term investments. With a long-term investment horizon, Phillips Edison-sponsored programs have more flexibility to liquidate or list at a more favorable time during a real estate cycle. Nevertheless, we cannot make any assurances regarding our ability to liquidate or list at a time when real estate prices are attractive relative to the prices we will pay for our portfolio.

Fund III, and other private real estate funds owned and/or managed by Phillips Edison, acquired properties between 2005 through 2007, a time of historically low capitalization rates. Subsequent to these acquisitions, real property values declined and some of the properties experienced a loss of occupancy. Some of these properties had impairments that were recognized in 2010 and 2011.

Prior Investment Programs Sponsored by AR Capital

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane. In connection with ARCT’s internalization and listing on The NASDAQ Global Select Market in March 2012, Mr. Kahane has resigned from the various officer positions he held with the sponsor and its affiliates. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and AR Capital advisor may not be indicative of our future results. The information summarized below is current as of December 31, 2011 (unless specifically stated otherwise) and is set forth in greater detail in the Prior Performance

Tables included in this supplement. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such annual report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by AR Capital and its affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2011, affiliates of AR Capital Advisor have sponsored nine public programs, of which there were five public programs that had raised funds as of December 31, 2011 and five non-public programs which had similar investment objectives to our program. From August 2007 (inception of the first public program) to December 31, 2011, AR Capital’s public programs, which include ARCT, NYRR, ARC RCA, ARC HT, ARC DNAV, ARCT III, ARCP, and ARC Global Daily NAV and the programs consolidated into ARCT which were ARC Income Properties II and all of the Section 1031 Exchange Programs described below, had raised $2.0 billion from 47,342 investors in public offerings and an additional $37.5 million from 205 investors in a private offering by ARC Income Properties II and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 639 properties with an aggregate purchase price of $2.7 billion, including acquisition fees, in 47 states and U.S. territories.

The following table details the percentage of properties by state based on purchase price:

State/Possession	Purchase Price
Alabama	1.2%
Arizona	2.8%
Arkansas	1.4%
California	3.9%
Colorado	0.5%
Connecticut	0.1%
Delaware	0.0%
Florida	2.6%
Georgia	3.8%
Idaho	0.2%
Illinois	6.9%
Indiana	0.7%
Iowa	1.2%
Kansas	1.7%
Kentucky	2.6%
Louisiana	1.3%
Maine	0.3%
Maryland	2.5%
Massachusetts	1.3%

Michigan	3.6%
Minnesota	0.7%
Mississippi	0.6%
Missouri	4.6%
Montana	0.3%
Nebraska	1.2%
Nevada	2.2%
New Hampshire	0.5%
New Jersey	1.8%
New Mexico	0.1%
New York	15.6%
North Carolina	1.9%
North Dakota	0.1%
Ohio	7.1%
Oklahoma	0.6%
Oregon	0.2%
Pennsylvania	4.6%
Puerto Rico	0.4%
South Carolina	3.0%
South Dakota	0.1%
Tennessee	1.1%
Texas	9.9%
Utah	1.2%
Vermont	0.1%
Virginia	1.2%
Washington	0.3%
West Virginia	0.8%
Wisconsin	1.1%

100%

The properties are all commercial properties in the following industries based on purchase price.

Industry	Purchase Price
Aerospace	0.5%
Auto Retail	1.5%
Auto Services	3.0%
Consumer Goods	0.9%

Consumer Products	2.7%
Discount Retail	6.2%
Financial Services	1.0%
Freight	13.9%
Gas/Convenience	1.9%
Government Services	3.8%
Healthcare	11.6%
Home Maintenance	3.0%
Manufacturing	4.4%
Parking	0.2%
Pharmacy	16.3%
Restaurant	3.1%
Retail	6.8%
Retail Banking	9.1%
Specialty Retail	6.5%
Supermarket	1.9%
Technology	1.2%
Telecommunications	0.5%

100.0%

The purchased properties were 37.2% new and 62.8% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2011, two properties had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2011, the non-public programs, which were ARC Income Properties, ARC Income Properties II, ARC Income Properties III, ARC Income Properties IV and ARC Growth Fund, LLC, had raised $54.4 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%

Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%

100%

The properties are all commercial single tenant facilities with 81.0% retail banking and 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2011, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long-term notes payable issued in private placements.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our AR Capital Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, is a Maryland corporation that qualifies as a REIT for federal income tax purposes. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. ARCT’s initial public offering closed in July 2011 having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and having incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which the Company became a self-administered REIT managed full-time by its own management team, or the Internalization. Concurrent with the Internalization, the ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT”, or the Listing. In connection with the Listing, the ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer, or the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT had purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. As of June 30, 2012, ARCT had total real estate investments, at cost, of $2.1 billion, comprised of 486 properties. On July 12, 2012, the closing price per share of common stock of ARCT was $10.73.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc., or NYRR, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRR was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. NYRR filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. As of June 15, 2012, NYRR had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRR exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of June 30, 2012, NYRR had received aggregate gross proceeds of $98.5 million which includes the sale of 9.8 million shares in its public offering and $1.6 million from its distribution reinvestment plan. As of June 30, 2012, there were 11.9 million shares of NYRR common stock outstanding, including restricted stock, converted preferred shares, and shares issued under its distribution reinvestment plan. As of June 30, 2012, NYRR had total real estate investments, at cost, of $181.6 million. As of March 31, 2012, NYRR had incurred, cumulatively to that date, $10.9 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $3.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc. or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and became effective on February 18, 2011. As of June 30, 2012, ARC HT had received aggregate gross offering proceeds of $225.3 million which includes the sale of 22.4 million shares in its public offering and $2.0 million from its distribution reinvestment plan. As of June 30, 2012, ARC HT had acquired 31 commercial properties, for a purchase price of $346.7 million. As of March 31, 2012, ARC HT had incurred, cumulatively to that date, $20.1 million in offering costs for the sale of its common stock and $4.1 million for acquisition costs related to its portfolio of properties.

American Realty Capital – Retail Centers of America, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC Daily NAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of June 30, 2012, ARC DNAV had received aggregate gross proceeds of approximately $6.4 million from the sale of 0.7 million shares in its public offering. As of June 30, 2012, ARC DNAV had acquired six properties with total real estate investments, at cost, of approximately $25.2 million. As of March 31, 2012, ARC DNAV had incurred, cumulatively to that date, $2.8 million in offering costs from the sale of its common stock and $0.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC Daily NAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of March 31, 2012, ARC DNAV had received aggregate gross proceeds of approximately $2.4 million from the sale of 0.3 million shares in its public offering. As of March 31, 2012 ARC DNAV had acquired five properties with total real estate investments, at cost, of approximately $23.2 million.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and became effective on March 31, 2011. As of June 30, 2012, ARCT III had received aggregate gross proceeds of $910.6 million which includes the sale of 91.2 million shares in its public offering and $4.5 million from its distribution reinvestment plan. As of June 30, 2012, ARCT III owned 181 single tenant, free standing properties and had total real estate investments, at cost, of $517.7 million. As of March 31, 2012, ARCT III had incurred, cumulatively to that date, $44.5 million in offering costs for the sale of its common stock and $6.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Capital Market under the symbol “ARCP.” On November 2, 2011, ARCP completed an underwritten follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock. On June 18, 2012 ARCP closed its secondary offering of 3.3 million shares of common stock. In addition, on July 9, 2012, ARCP closed on the underwriters’ overallotment option of an additional 0.5 million shares of common stock. In aggregate, ARCP has received $121.0 million of proceeds from the sale of common stock. As of June 30, 2012, ARCP owned 120 single tenant, free standing properties and real estate investments, at a purchase price of $222.0 million. On July 12, 2012, the closing price per share of common stock of ARCP was $10.55.

American Realty Capital Global Daily Net Asset Value Trust, Inc.

American Realty Capital Global Daily Net Asset Value Trust, Inc., or ARC Global DNAV, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global DNAV was incorporated on July 13, 2011 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC Global DNAV filed its registration statement with the SEC on October 27, 2011, which was declared effective by the SEC on April 20, 2012. As of June 15, 2012, ARC Global DNAV received aggregate gross proceeds of $0.2 million from the sale of 22,222 shares in its public offering. As of June 30, 2012, ARC Global DNAV had not acquired any properties. As of March 31, 2012, ARC Global DNAV had incurred, cumulatively to that date, $0.9 million in offering costs for the sale of its common stock.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, is the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARCT IV filed its registration statement with the SEC on March 22, 2012, which was declared effective by the SEC on June 8, 2012. As of June 15, 2012, ARCT IV received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in its public offering. As of June 30, 2012, ARCT IV has not acquired any properties. As of March 31, 2012, ARCT IV had incurred, cumulatively to that date, $0.4 million in offering costs for the sale of its common stock.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of June 30, 2012, BDCA had raised gross proceeds of $67.3 million which includes the sale of 6.7 million shares in its public offering and $0.3 million from its distribution reinvestment program. As of June 30, 2012, BDCA’s investments, at original cost, were $71.9 million.

Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor, which for this purpose excludes ARCP, a REIT that is and always has been listed on The NASDAQ Capital Market. American Realty Capital has sponsored the following other public programs (excluding ARCP): ARCT, NYRR, PE-ARC, ARC RCA, ARC DNAV, ARCT III, ARC Global DNAV, ARCT IV and BDCA. ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of shares of its common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. The prospectus for each of these other public programs states a date or time period by which it may be liquidated or engage in another liquidity event. Further, NYRR, PE-ARC, ARC RCA, ARC DNAV, ARCT III and BDCA are in their offering and acquisition stages. Other than ARCT, none of these public programs have reached the stated date or time period by which they may be liquidated or engage in another liquidity event.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by AR Capital, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through participating broker-dealers. On September 7, 2011, the note holders were repaid, the properties were contributed to ARCP as part of its formation transaction, and the mortgage loans were repaid.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through participating broker-dealers. In May 2011, the notes were repaid in full including accrued interest and the program was closed.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through participating broker-dealers. On September 7, 2011, the note holders were repaid and the property was contributed to ARCP as part of its formation transaction.

ARC Income Properties IV, LLC implemented a note program that raised gross proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six retail stores triple net leased to Tractor Supply for $21.2 million. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every 5 years. The notes issued under this program by ARC Income Properties IV, LLC were sold by our dealer manager through participating broker-dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10.1 million.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party, a Section 1031 Exchange Program. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1.1 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2.6 million, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2.6 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $0.5 million, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $0.5 million have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3.1 million, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3.1 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7.3 million, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7.3 million had been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in-common structure with an affiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $0.6 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investment Programs of Mr. Schorsch and Mr. Kahane

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period from January 1, 2007 to December 31, 2007, American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including HyVee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, FedEx, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50.2 million.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC.

In instances where American Realty Capital, LLC was not an investor in the transaction, but rather solely an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;

•	negotiated letters of intent and purchase and sale contracts;

•	obtained financing;

•	performed due diligence;

•	closed properties;

•	managed properties; and

•	sold properties.

Prior Investment Programs Sponsored by Nicholas S. Schorsch

During the period from 1998 to 2002, one of the principals of our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38.3 million from 93 investors and acquired properties with an aggregate purchase price of approximately $272.3 million. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
Pennsylvania	34	1,193,741
New Jersey	38	149,351
South Carolina	3	65,992
Kansas	1	17,434
Florida	4	16,202
Oklahoma	2	13,837
Missouri	1	9,660
Arkansas	4	8,139
North Carolina	2	7,612
Texas	1	6,700

Attached hereto as Appendix A-1 is further prior performance information on Nicholas S. Schorsch.

American Financial Realty Trust

In 2002, American Financial Realty Trust, or AFRT, was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million shares of common stock in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the president, chief executive officer and vice-chairman of AFRT from its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the chairman of the Finance Committee of AFRT’s Board of Trustees from its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest REIT initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT acquired over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well diversified portfolio of bank tenants. On April 1, 2008 AFRT was acquired by Gramercy Capital Corp. Neither Mr. Schorsch nor Mr. Kahane owned any equity interest in AFRT at the time of the acquisition, and neither Mr. Schorsch nor Mr. Kahane currently owns an equity interest in AFRT.

Adverse Business Developments and Conditions

The net losses incurred by ARCT, NYRR, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, AR Capital’s largest program to date, for the years ended December 31, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families. On September 7, 2011, the note holders in ARC Income Properties, LLC and ARC Income Properties III, LLC were repaid and the properties were contributed to ARCP as part of its formation transaction. Additionally, the mortgage loans in ARC Income Properties, LLC were repaid.

ARC Growth Fund, LLC was different from AR Capital’s other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

None of the referenced programs have been subject to any tenant turnover and have experienced a non-renewal of only two leases. Further, none of the referenced programs have been subject to mortgage foreclosure or significant losses on the sales of properties.

Attached hereto as Appendices A-1 and A-2 are further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

Plan of Distribution

The following disclosure replaces in its entirety the disclosure beginning in the sixth paragraph on page 194 of the prospectus through page 196 of the prospectus under the section entitled, “Compensation of Our Dealer Manager and Participating Broker-Dealers.”

In connection with sales of certain minimum numbers of shares to a “purchaser,” as defined below, certain volume discounts resulting in reductions in selling commissions payable with respect to such sales are available to investors. In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor. The following table shows the discounted price per share and reduced selling commissions payable for volume discounts.

For a “Single Purchaser”	Purchase Price per Share in Volume Discount Range	Selling Commission per Share in Volume Discount Range
$1,000 – $500,000	$10.00	$0.70
500,001 – 1,000,000	9.90	0.60
1,000,001 – 4,999,999	9.55	0.25
5,000,000+	9.55	0.25
	(as described below, subject to reduction)	(as described below, subject to reduction)

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional shares. Fractional shares will be issued.

As an example, a single purchaser would receive 100,505.05 shares rather than 100,000 shares for an investment of $1,000,000 and the selling commission would be $65,303.03. The discount would be calculated as follows: the purchaser would acquire 50,000 shares at a cost of $10.00 and 50,505.05 at a cost of $9.90 per share and would pay commissions of $0.70 per share for 50,000 shares and $0.60 per share for 50,505.05 shares. The dealer manager fee of $0.30 per share would still be payable out of the purchase price per share. In no event will the proceeds to us be less than $9.00 per share.

For purchases of $5,000,000 or more, in our sole discretion, selling commissions may be reduced to $0.20 per share or less, and the dealer manager fee may be reduced from $0.30 per share, but in no event will the proceeds to us be less than $9.00 per share. In the event of a sale of $5,000,000 or more with reduced selling commissions or a reduced dealer manager fee, we will supplement this prospectus to include: (a) the aggregate amount of the sale, (b) the price per share paid by the purchaser and (c) a statement that other investors wishing to purchase at least the amount described in clause (a) above will pay no more per share than the purchaser described in clause (b) above.

Orders may be combined for the purpose of determining the total commissions payable with respect to applications made by a “single purchaser,” so long as all the combined purchases are made through the same soliciting dealer. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. As used herein, the term “single purchaser” will include:

•	any person or entity, or persons or entities, acquiring shares as joint purchasers;

•	all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity;

•	all funds and foundations maintained by a given corporation, partnership or other entity;

•

all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity exercises discretionary authority with respect to an investment in our company; and

•	any person or entity, or persons or entities, acquiring shares that are clients of and are advised by a single investment adviser registered under the Investment Advisers Act of 1940.

In the event that a single purchaser described in the last five categories above wishes to have its orders so combined, that purchaser will be required to request the treatment in writing, which request must set forth the basis for the discount and identify the orders to be combined. Any request will be subject to our verification that all of the orders were made by a single purchaser.

Orders also may be combined for the purpose of determining the commissions payable in the case of orders by any purchaser described in any category above who, within 90 days of its initial purchase of shares, orders additional shares. In this event, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously. Purchases subsequent to this 90 day period will not qualify to be combined for a volume discount as described herein.

Notwithstanding the above, our dealer manager may, in its sole discretion, enter into an agreement with a participating broker-dealer, whereby such participating broker-dealer may aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions and marketing support fees to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from such participating broker-dealer. Additionally, our dealer manager may, in its sole discretion, aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions and marketing support fees to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from our dealer manager. Any reduction in selling commissions and marketing support fees would be prorated among the separate subscribers.

Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

Purchases by entities not required to pay federal income tax may only be combined with purchases by other entities not required to pay federal income tax for purposes of computing amounts invested if investment decisions are made by the same person. If the investment decisions are made by an independent investment advisor, that investment advisor may not have any direct or indirect beneficial interest in any of the entities not required to pay federal income tax whose purchases are sought to be combined. You must mark the “Additional Investment” space on the subscription agreement signature page in order for purchases to be combined. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis. If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last component purchase, unless we are otherwise directed in writing at the time of the submission. However, the additional common stock to be credited to any entities not required to pay federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis on the amount of the investment of each entity not required to pay federal income tax on their combined purchases.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;

•	all purchasers of the shares must be informed of the availability of quantity discounts;

•	the same volume discounts must be allowed to all purchasers of shares which are part of the offering;

•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;

•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and

•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Purchase of Shares Subject to Volume Discount

In March 2012, a single investor, or the Major Investor, agreed to purchase during the course of this offering a minimum of $5,000,000 in value of shares of our common stock in consideration for reduced selling commissions and dealer manager fees. In exchange for the Major Investor’s agreement to purchase a minimum of $5,000,000 in value of shares of our common stock, we agreed to sell such shares to the Major Investor at $9.25 per share, from which we will receive net proceeds of $9.00 per share. The purchases by the Major Investor are expected to occur in multiple transactions during the course of this offering. The Major Investor will pay for all shares purchased in each transaction at the time of such transaction. Accordingly, the Major Investor will purchase from us a minimum of 540,540.54 shares (calculated by dividing the minimum purchase amount of $5,000,000 by the purchase price of $9.25/share). We may issue fractional shares to the Major Investor. Other investors who wish to purchase a minimum of $5,000,000 in value of shares of our common stock during the course of our offering in consideration for reduced selling commissions and dealer manager fee also may do so at $9.25 per share.

Experts

The following information replaces the disclosure in the prospectus under the heading “Experts.”

The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Phillips Edison-ARC Shopping Center REIT Inc.’s Annual Report for the year ended December 31, 2011 on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Statements of Revenues and Certain Operating Expenses of Lakeside Plaza and Snow View Plaza for the year ended December 31, 2009, of St. Charles Plaza, Southampton Village, Centerpoint, Burwood Village Center, and Cureton Town Center for the year ended December 31, 2010, and of Tramway Crossing, Westin Centre, and The Village at Glynn Place for the year ended December 31, 2011, incorporated by reference in this Prospectus from Phillips Edison – ARC Shopping Center REIT Inc.’s Current Reports on Form 8-K/A as filed with the SEC on February 22, 2011, on August 22, 2011, on December 27, 2011, on March 15, 2012, on May 4, 2012, and on July 10, 2012 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Information by Reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access documents that are incorporated by reference into this prospectus at our website at http://www.PhillipsEdison-ARC.com (URL for documents: http://phx.corporate-ir.net/phoenix.zhtml?c=244048&p=irol-sec). There is additional information about us, our advisor, our sub-advisor, and their affiliates at the website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-164313), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 23, 2012;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the SEC on May 11, 2012;

•	Current Report on Form 8-K filed with the SEC on July 16, 2012;

•	Current Report on Form 8-K/A filed with the SEC on July 10, 2012;

•	Current Report on Form 8-K filed with the SEC on July 9, 2012;

•	Current Report on Form 8-K filed with the SEC on June 21, 2012;

•	Current Report on Form 8-K filed with the SEC on June 6, 2012;

•	Current Report on Form 8-K filed with the SEC on May 14, 2012;

•	Current Report on Form 8-K filed with the SEC on May 11, 2012;

•	Current Report on Form 8-K/A filed with the SEC on May 4, 2012;

•	Current Report on Form 8-K filed with the SEC on May 2, 2012;

•	Current Report on Form 8-K/A filed with the SEC on March 15, 2012;

•	Current Report on Form 8-K filed with the SEC on February 27, 2012;

•	Current Report on Form 8-K filed with the SEC on January 5, 2012;

•	Current Report on Form 8-K/A filed with the SEC on December 27, 2011;

•	Current Report on Form 8-K/A filed with the SEC on August 22, 2011;

•	Current Report on Form 8-K/A filed with the SEC on February 22, 2011;

•	Registration Statement on Form 8-A12G (Reg. No. 000-54691) filed April 30, 2012; and

•	Definitive Proxy Statement in respect of our 2012 meeting of stockholders filed with the SEC on April 27, 2012.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Realty Capital Securities, LLC

Three Copley Place

Suite 3300

Boston, MA 02116

1-877-373-2522

www.rcsecurities.com

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

APPENDIX A

PRIOR PERFORMANCE TABLES

The following prior performance tables (“Tables”) provide information relating to the real estate investment programs sponsored by Phillips Edison and programs sponsored by AR Capital. Each of Phillips Edison’s previous programs and investments and some of AR Capital’s prior programs and investments were conducted through privately held entities not subject to the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations to which we will be subject. In addition, we are Phillips Edison’s first publicly offered investment program and Phillips Edison has never operated a public REIT before. Because of these facts, our investors should not assume that the prior performance of programs sponsored by Phillips Edison or AR Capital will be indicative of our future performance. In assessing the relative importance of this information with respect to a decision to invest in this offering, you should keep in mind that we will rely primarily on affiliates of our Phillips Edison sponsor to identify acquisitions and manage our portfolio and we will rely primarily on affiliates of our AR Capital sponsor with respect to our capital-raising efforts, although both AR Capital Advisor and Phillips Edison Sub-Advisor will jointly participate in major decisions as described in the prospectus at “Management – Our Advisor and Sub-Advisor.” You should also note that only programs sponsored by Phillips Edison have invested in our targeted portfolio of grocery-anchored neighborhood shopping centers.

Generally, Phillips Edison’s prior programs described in the following tables have investment objectives similar to ours except that Phillips Edison Strategic Investment Fund LLC focuses on acquiring power and lifestyle centers. None of the AR Capital programs had or have investment objectives similar to ours. We consider programs invested primarily in neighborhood and community shopping centers to have investment objectives similar to ours.

The Tables below provide information on the performance of a number of private programs of Phillips Edison and public and private programs of AR Capital. This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus.

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the Tables. In addition, you may not experience any return on your investment. If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.

The following tables are included herein for each of Phillips Edison and AR Capital:

TABLE I Experience in Raising and Investing Funds

TABLE II Compensation to Sponsor

TABLE III Operating Results of Prior Programs

TABLE IV Results of Completed Programs

TABLE V Sales or Disposals of Properties

Additional information relating to the acquisition of properties by Phillips Edison’s and AR Capital’s prior programs is contained in Table VI, which is included in Part II of the registration statement of which this prospectus is a part, which we have filed with the Securities and Exchange Commission. Copies of any and all such information will be provided to prospective investors at no charge upon request.

Table I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table I provides a summary of the experience of Phillips Edison in raising and investing in funds for programs that have had an offering close during the three years ended December 31, 2011. Information is provided as to the manner in which the proceeds of the offering have been applied.

	Similar Programs				Other Program
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Percentage of Total Dollar Amount Raised	Phillips Edison Shopping Center Fund IV, LP	Percentage of Total Dollar Amount Raised	Phillips Edison Strategic Investment Fund LLC	Percentage of Total Dollar Amount Raised
Dollar amount offered	$200,000		$500,000		$50,000

Dollar amount raised	$275,000	100%	$119,910	100%	$65,615	100%
Less offering expenses:
Selling commissions and discounts	—	0.0%	—	0.0%	—	0.0%
Organizational and offering expenses	816	0.3%	909	0.8%	77	0.1%
Reserve for operations	—	0.0%	—	0.0%	—	0.0%
Other	—	0.0%	—	0.0%	—	0.0%

Available for investment	$274,184	99.7%	$119,001	99.2%	$65,538	99.9%

Acquisition costs:
Cash down Payment	$322,300	117.2%	$46,569	38.8%	$47,669	72.6%
Acquisition fees	—	0.0%	—	0.0%	—	0.0%
Other (1)	12,331	4.5%	715	0.6%	807	1.2%
Mortgage loan	659,945	240.0%	80,161	66.9%	40,095	61.1%

Total acquisition costs	$994,576	361.7%	$127,445	106.3%	$88,571	135.0%

Percent leveraged	66%		63%		45%
Date offering began	January 2005		September 2007		January 2007
Length of offering (in months)	12		21		4
Months to invest 90% available for investment (measured from date of offering) (2)	18		—		45

(1)	Includes legal fees, environmental studies, title and other closing costs.
(2)

As of this offering, Fund IV is currently in its investment period and has not invested 90% of its committed capital. As assets are identified for investment equity, capital will be called to fund acquisitions throughout the remainder of the investment period.

Table II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table II provides the amount and type of compensation paid to Phillips Edison affiliates during the three years ended December 31, 2011 in connection with 1) each program sponsored by a Phillips Edison investment advisor that had offerings close during this period and 2) all other programs that have made payments to Phillips Edison affiliates during this period. All figures are as of December 31, 2011.

	Similar Programs		Other Programs
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Phillips Edison Shopping Center Fund IV, LP	Phillips Edison Strategic Investment Fund LLC	Phillips Edison Strategic Investment Fund II LLC
Date offering commenced	January 2005	September 2007	January 2007	September 2010
Dollar amount raised	$275,000	$119,910	$65,615	$56,655
Amount paid to sponsor from proceeds of offering:
Underwriting fees	—	—	—	—
Acquisition fees:
Real estate commissions	—	—	—	—
Advisory fees	—	—	—	—
Other	—	—	—	—

Total amount paid to sponsor	—	—	—	—

Dollar amount of cash generated from operations before deducting payments to sponsor	$79,755	$14,828	$19,346	$919
Amount paid to sponsor from operations:
Property management fees	13,247	1,323	894	23
Partnership management fees	12,063	4,502	3,799	286
Reimbursements	4,947	503	182	18
Leasing commissions	10,171	927	1,120	—
Acquisition fees	—	—	450	50
Development fees	1,707	314	347-	—

Totals	$42,135	$7,569	$6,792	$377

Dollar amount of sales and refinancing before deducting payments to sponsor:
Cash	$5,925	—	—	—
Notes	—	—	—	—
Amount paid to sponsor from sales and refinancing:
Selling commissions	$422	$124	—	—
Incentive fees	—	—	—	—
Other	—	—	—	—

Totals	$422	$124	—	—

Table III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table III summarizes the operating results of programs sponsored by Phillips Edison that have had offerings close during the five years ended December 31, 2011. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash generated from operations, sales and refinancings; and information regarding cash distributions. All figures are as of or for the year ended December 31 of the year indicated.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Limited Partnership(4)
(in thousands)	2005	2006	2007	2008	2009	2010	2011
Gross revenues	$85,295	$113,282	$175,683	$210,681	$199,433	$190,016	$197,771
Profit on sale of properties	6,104	7,889	3,620	264	(524)	54,254	13,913
Other income (loss)	(4,165)	(40)	(122)	(2,123)	9,551	(51,202)	(20,339)
Less: Operating expenses (1)	34,359	44,092	71,678	96,315	86,134	84,307	79,883
Interest expense	32,341	47,218	84,444	110,143	75,465	70,261	65,245
Depreciation and amortization	29,325	38,298	71,955	92,578	80,221	63,939	59,498

Net income (loss) before non-controlling interests	(8,791)	(8,477)	(48,896)	(90,214)	(33,360)	(25,799)	(13,281)
Net loss (income) allocated to non-controlling interests	—	9,817	31,802	55,112	19,511	58,275	12,316

Net income (loss) – GAAP basis	$(8,791)	$1,340	$(17,094)	$(35,102)	$(13,849)	$32,476	$(965)

Taxable (Loss) Income: (2)
–from operations	$(1,377)	$4,182	$3,180	$(8,273)	$(3,293)	$(3,696)	$5,249
–from gain on sale	—	476	2,043	379	2,361	35,889	2,520
Cash generated from operations	11,661	20,146	32,135	35,272	44,296	46,743	35,364
Cash generated from sales	22,011	35,614	27,603	20,497	30,770	126,187	117,076
Cash generated from refinancing (3)	104,799	309,302	688,314	82,652	58,544	(19,935)	(81,998)

Total cash generated from operations, sales and refinancing	138,471	365,062	748,052	138,421	133,610	152,995	70,442
Less: Cash distributions to investors:
–from operating cash flow	11,661	16,735	17,675	18,617	10,857	8,853	15,643
–from sales and refinancing	3,890	—	—	—	—	—	—
–from other	—	—	—	—	—	—	—
Cash generated after cash distributions (3)	122,920	348,327	730,377	119,804	122,753	144,142	54,799

Less: Special items (not including sales and refinancing)	—	—	—	—	—	—	—

Cash generated after cash distributions and special items	$122,920	$348,327	$730,377	$119,804	$122,753	$144,142	$54,799

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
–from operations	$(6.18)	$18.79	$14.29	$(31.01)	$(12.34)	$(13.86)	$19.68
–from recapture	—	—	—	—	—	—	—
Capital gain (loss)	—	2.14	9.18	1.42	8.85	134.54	9.45
Cash distributions to investors
Source (on a GAAP basis)
–from investment income	—	5.61	—	—	—	37.00	—
–from return of capital	65.00	64.39	74.00	74.00	37.00	—	48.50

Total distribution on GAAP basis	$65.00	$70.00	$74.00	$74.00	$37.00	$37.00	$48.50

Source (on cash basis)
–from sales	16.26	—	—	—	—	—	—
–from refinancings	—	—	—	—	—	—	—
–from operations	48.74	70.00	74.00	74.00	37.00	37.00	48.50

Total distributions on cash basis	$65.00	$70.00	$74.00	$74.00	$37.00	$37.00	$48.50

Amounts (in percentage terms) remaining in program properties as of December 31, 2011							61%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program is compromised of partnerships, limited liability companies, real estate investment trusts and subchapter S corporations, which file tax returns for which the partners, members and stockholders are taxed on their respective shares of entity income, and accordingly, no provision for income taxes is included in the consolidated financial statements.

(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)

Consolidated financial statements of Phillips Edison Limited Partnership and its subsidiaries. As well as being the general partner in all Phillips Edison-sponsored programs, Phillips Edison Limited Partnership has limited partner interests in the programs reported.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund III, L.P.
(in thousands)	2006	2007	2008	2009	2010	2011
Gross revenues	$20,293	$76,076	$106,147	$97,705	$82,810	$82,669
Profit (loss) on sale of properties	—	—	264	(551)	3,077	6,535
Other loss	—	(30)	(2,186)	(1,694)	(49,249)	(9,993)
Less: Operating expenses (1)	11,415	29,115	40,062	36,476	33,237	31,976
Interest expense	9,653	42,131	62,297	38,563	35,366	31,948
Depreciation and amortization	9,161	38,015	56,106	49,444	32,638	27,510

Net loss-GAAP basis	$(9,936)	$(33,215)	$(54,240)	$(29,023)	$(64,603)	$(12,223)

Taxable (Loss) Income: (2)
–from operations	$(422)	$8,549	$4,940	$(3,889)	$988	$(1,850)
–from gain on sale	—	—	—	—	—	—
Cash generated (deficiency) from operations	(104)	14,939	21,792	14,250	18,324	5,046
Cash generated (deficiency) from sales	—	—	1,778	4,956	14,395	96,145
Cash generated from refinancing (3)	275,355	605,075	(13,637)	(3,280)	(11,608)	(91,672)

Total cash generated from operations, sales and refinancing	275,251	620,014	9,933	15,926	21,111	9,519
Less: Cash distributions to investors:
–from operating cash flow	—	14,939	—	—	—	—
–from sales and refinancing	—	7,561	—	—	—	—
–from other	—	—	—	—	—	—
Cash generated after cash distributions	275,251	597,514	9,933	15,926	21,111	9,519

Less: Special items (not including sales and refinancing)	—	—	—	—	—	—
Cash generated after cash distributions and special items	$275,251	$597,514	$9,933	$15,926	$21,111	$9,519

Tax and distribution Data per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
–from operations	$(3.47)	$31.09	$18.43	$(14.51)	$3.69	$(6.90)
–from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors
Source (on a GAAP basis)
–from investment income	—	56.55	—	—	—	—
–from return of capital	—	25.27	—	—	—	—

Total distribution on GAAP basis	$—	$81.82	$—	$—	$—	$—

Source (on cash basis)
–from sales	$—	$—	$—	$—	$—	$—
–from refinancings	—	27.49	—	—	—	—
–from operations	—	54.32	—	—	—	—

Total distributions on cash basis	$—	$81.82	$—	$—	$—	$—

Amounts (in percentage terms) remaining in program properties as of December 31, 2011						81.4%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program qualifies as a REIT under the Internal Revenue Code for federal income tax purposes. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.

(3)	Cash generated from financing / refinancing includes original mortgage proceeds and capital contributions when assets were acquired.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund IV, L.P.
(in thousands)	2007	2008	2009	2010	2011
Gross revenues	$—	$2,950	$6,622	$9,490	$13,837
Profit on sale of properties	—	—	—	8,431	—
Other income (loss)	—	—	(1,390)	(9,566)	—
Less: Operating expenses (1)	509	4,066	5,049	6,033	5,778
Interest expense	—	1,533	2,278	2,692	1,769
Depreciation and amortization	—	1,351	2,679	3,809	5,265

Net (loss) income -GAAP basis	$(509)	$(4,000)	$(4,774)	$(4,179)	$1,025

Taxable (Loss) Income: (2)
–from operations	$—	$(1,373)	$(87)	$(155)	$5,084
–from gain on sale	—	—	—	—	—
Cash generated (deficiency) from operations	336	(1,473)	(730)	1,940	6,049
Cash generated (deficiency) from sales	—	—	—	1,884	—
Cash generated from refinancing (3)	(217)	49,524	14,093	51,813	14,719

Total cash generated from operations, sales and refinancing	119	48,051	13,363	55,637	20,768
Less: Cash distributions to investors:
–from operating cash flow	—	—	—	—	6,049
–from sales and refinancing	—	913	—	—	10,951
–from other	—	—	—	—	—

Cash generated after cash distributions (3)	119	47,138	13,363	55,637	3,768

Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated after cash distributions and special items	$119	$47,138	$13,363	$55,637	$3,768

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary (loss) income
–from operations	$—	$(62.33)	$(3.41)	$21.94	$92.91
–from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors (4)
Source (on a GAAP basis)
–from investment income	—	—	—	—	171.24
–from return of capital	—	41.45	—	—	139

Total distribution on GAAP basis	$—	$41.45	$—	$—	$310.67

Source (on cash basis)
–from sales	$—	$—	$—	$—	$—
–from refinancings	—	41.45	—	—	220.18
–from operations	—	—	—	—	90.49

Total distributions on cash basis	$—	$41.45	$—	$—	$310.67

Amounts (in percentage terms) remaining in program properties as of December 31, 2011					86%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests.

(3)	Cash generated from financing / refinancing includes original mortgage financing and subsequent financings.
(4)

As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment equity, capital will be called to fund the acquisition throughout the remainder of the investment period.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Strategic Investment Fund
(in thousands)	2007	2008	2009	2010	2011
Gross revenues	$—	$—	$1,743	$8,160	$11,441
Profit on sale of properties	—	—	—	—	—
Other income (loss)	6	10	14,114	4,322	(2,089)
Less: Operating expenses (1)	99	1,840	2,718	4,943	5,551
Interest expense	—	9	468	1,498	1,718
Depreciation and amortization	—	—	742	2,947	4,312

Net income (loss) – GAAP Basis	$(93)	$(1,839)	$11,929	$3,094	$(2,229)

Taxable income: (2)
–from operations	$—	$—	$(1,468)	$(258)	$682
–from gain on sale	—	—	—	—	—
Cash generated (deficiency) from operations	(132)	(1,826)	1,318	5,639	5,597
Cash generated (deficiency) from sales	—	—	—	—	—
Cash generated from financing / refinancing (3)	7,204	2,783	60,261	41,238	16,171

Total cash generated from operations, sales and refinancing	7,072	957	61,579	46,877	21,768

Less: Cash distributions to investors:
–from operating cash flow	—	—	—	1,000	5,597
–from sales and refinancing	—	—	—	—	13,402
–from other	—	—	—	—	—

Cash generated after cash distributions (3)	7,072	957	61,579	45,877	2,769

Less: Special items (not including sales and refinancing)	—	—	—	—	—
Cash generated after cash distributions and special items	$7,072	$957	$61,579	$45,877	$2,769

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
–from operations	$—	$—	$(48.98)	$(3.99)	$12.57
–from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors (4)
Source (on a GAAP basis)
–from investment income	—	—	—	15.46	154.81
–from return of capital	—	—	—	—	195.29

Total distribution on GAAP basis	$—	$—	$—	$15.46	$350.10

Source (on cash basis)
–from sales	$—	$—	$—	$—	$—
–from refinancings	—	—	—	—	260.08
–from operations	—	—	—	15.46	90.02

Total distributions on cash basis	$—	$—	$—	$15.46	$350.10

Amounts (in percentage terms) remaining in program properties as of December 31, 2011					96%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. As such, the program is generally not subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders.

(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)

As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment equity, capital will be called to fund the acquisition throughout the remainder of the investment period.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Phillips Edison Strategic Investment Fund II
(in thousands)	2011
Gross revenues	$600
Profit on sale of properties	—
Other income (loss)	—
Less: Operating expenses (1)	884
Interest expense	91
Depreciation and amortization	255

Net income (loss)-GAAP Basis	$(630)

Taxable income: (2)
–from operations	$200
–from gain on sale	—
Cash generated (deficiency) from operations	542
Cash generated (deficiency) from sales	—
Cash generated from financing / refinancing (3)	20,054

Total cash generated from operations, sales and refinancing	20,596

Less: Cash distributions to investors:
–from operating cash flow	—
–from sales and refinancing	—
–from other	—

Cash generated after cash distributions (3)	20,596

Less: Special items (not including sales and refinancing)	—

Cash generated after cash distributions and special items	$20,596

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income
–from operations	$17.64
–from recapture	—
Capital gain (loss)	—
Cash distributions to investors (4)
Source (on a GAAP basis)
–from investment income	$—
–from return of capital	—

Total distribution on GAAP basis	$—

Source (on cash basis)
–from sales	$—
–from refinancings	—
–from operations	—

Total distributions on cash basis	$—

Amounts (in percentage terms) remaining in program properties as of December 31, 2011	100%

(1)	Operating expenses include all general and administrative expenses.
(2)

Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. As such, the program is generally not subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders.

(3)	Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.
(4)

As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment equity, capital will be called to fund the acquisition throughout the remainder of the investment period.

Table IV

RESULTS OF COMPLETED PROGRAMS

NOT APPLICABLE

Table V

SALES AND DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties sponsored by Phillips Edison during the three years ended December 31, 2011. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table have or had investment objectives similar to ours.

				Selling Price, Net of Closing costs and GAAP Adjustments					Costs of Properties Including Closing and Soft Costs
	Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total (1)	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures total
Phillips Edison Shopping Center Fund III, LP
	Ashland Station	12/20/2006	11/13/2009	72,493	1,207,733	—	—	1,280,226	2,236,771	1,111,077	3,347,848	184,478
	Tops Plaza-Canandaaigua	8/20/2007	3/17/2010	4,094,538	4,171,783	—	—	8,266,321	5,102,233	161,392	5,263,626	1,073,218
	Family Station	6/27/2007	2/23/2010	115,099	4,496,054	—	—	4,611,152	3,705,000	2,028,206	5,733,206	399,858
	Forestdale Plaza	6/27/2007	4/28/2011	422,847	4,960,000	—	—	5,382,847	5,167,500	2,929,129	8,096,629	(1,252,083)
	Genito	6/27/2007	4/28/2011	504,182	4,640,000	—	—	5,144,182	5,167,500	3,128,701	8,296,201	(256,125)
	Stella Station	12/20/2006	4/30/2011	1,390,488	5,181,930	—	—	6,572,418	4,725,396	3,796,652	8,522,048	1,025,778
	Liberty Station	5/15/2006	4/30/2011	722,614	2,531,180	—	—	3,253,794	2,076,027	1,458,557	3,534,584	688,650
	Western Lights Station	9/19/2005	5/1/2011	8,819,672	12,629,067	—	—	21,448,739	9,182,570	15,787,913	24,970,483	6,178,195
	Northgate	11/1/2007	5/3/2011	—	13,170,505	—	—	13,170,505	13,822,517	2,820,071	16,642,588	(4,354,330)
	Monroe Shopping Ctr	6/27/2007	5/27/2011	117,609	711,644	—	—	829,253	2,015,000	1,119,030	3,134,030	1,594,860
	Horizon Park	6/27/2007	7/15/2011	3,188,431	15,200,000	—	—	18,388,431	18,915,000	11,465,207	30,380,207	(5,323,112)
	Bear Road Plaza	6/27/2007	8/23/2011	1,208,393	2,160,000	—	—	3,368,393	3,380,000	1,958,321	5,338,321	487,209
	Riverchase Station	6/6/2006	9/15/2011	2,696,392	10,400,000	—	—	13,096,392	10,520,534	6,695,991	17,216,525	3,573,418
	Del-Ton Plaza	6/27/2007	10/11/2011	526,817	3,680,000	—	—	4,206,817	3,770,000	2,136,602	5,906,602	591,302
	Hannaford	6/27/2007	12/20/2011	2,572,419	10,960,000	—	—	13,532,419	12,350,000	6,830,482	19,180,482	2,359,450

				$26,451,993	$96,099,896	$—	$—	$122,551,889	$102,136,047	$63,427,333	$165,563,380	$6,970,766
Phillips Edison Shopping Center Fund IV, LP
	Village Shoppes at East Cherokee	8/22/2008	9/7/2010	—	15,784,000	—	—	15,784,000	15,784,000	2,971,188	18,755,188	(30,314)

				$—	$15,784,000	$—	$—	$15,784,000	$15,784,000	$2,971,188	$18,755,188	$(30,314)
Phillips Edison Limited Partnership
	Vernal	3/28/2006	6/3/2009	1,061,767	2,989,002	—	—	4,050,769	343,486	3,366,678	3,710,163	97,448
	Brierhill & Churchville	12/2/2008	11/3/2009	1,177,336	4,340,101	—	—	5,517,437	1,879,941	3,146,861	5,026,802	96,994
	River Road Walgreen’s	1/5/2009	11/4/2009	742,839	4,862,030	—	—	5,604,869	3,190,074	1,722,670	4,912,745	6,924
	Idaho Falls	6/1/2007	12/16/2009	299,343	4,732,100	—	—	5,031,444	2,563,907	2,845,360	5,409,267	417,417
	Unser & McMahon Walgreen’s	6/27/2008	1/6/2010	297,246	4,896,106	—	—	5,193,353	5,057,379	364,621	5,422,000	69,148
	Renton	3/3/2008	3/12/2010	160,579	6,684,119	—	—	6,844,699	6,678,540	501,472	7,180,012	404,995
	Cape Henry Station	3/1/2003	6/15/2010	2,811,053	3,410,873	—	—	6,221,926	3,800,000	722,313	4,522,313	2,078,442
	Knollview	6/5/2005	7/16/2010	(410,815)	2,104,083	—	—	1,693,268	2,100,000	162,645	2,262,645	(133,782)
	Pablo Plaza Station	3/1/2003	8/31/2010	11,379,033	7,515,335	—	—	18,894,368	8,400,000	6,453,217	14,853,217	5,227,204
	Westbird Station	3/1/2003	8/31/2010	8,539,772	8,454,779	—	—	16,994,551	9,450,000	2,066,318	11,516,318	4,286,095
	Gunston Station	8/1/2001	11/22/2010	11,574,886	16,113,422	—	—	27,688,308	9,801,617	7,149,196	16,950,813	11,567,339
	Applewood Station	3/1/2003	11/2/2010	3,486,025	5,261,235	—	—	8,747,260	5,900,000	1,379,569	7,279,569	3,296,550
	Milford Station	9/1/1997	12/8/2010	531,990	—	—	—	531,990	2,142,566	267,849	2,410,415	(247,472)
	Lake Stevens Northwest Walgreens	6/13/2008	10/19/2010	670,804	6,221,367	—	—	6,892,171	2,590,708	7,896,115	10,486,823	382,209
	River Road Northwest Retail	1/5/2009	10/15/2010	1,342,443	937,970	—	—	2,280,413	—	1,942,068	1,942,068	782,803
	Old Bridge & Smoketown Walgreens	12/27/2006	12/17/2010	1,771,878	3,132,513	—	—	4,904,391	—	4,395,801	4,395,801	22,182
	Springdale	9/22/1997	2/22/2011	1,244,667	—	—	—	1,244,667	1,012,500	2,252,884	3,265,384	564,861
	Fond du Lac	4/29/2005	4/13/2011	—	5,054,917	—	—	5,054,917	3,630,750	1,196,298	4,827,048	(1,222,974)
	Queensbury	11/17/1998	8/12/2011	—	1,284,206	—	—	1,284,206	1,566,000	(86,274)	1,479,726	(1,224,081)
	Southern Hills	8/6/2007	12/1/2011	3,957,823	7,380,000	—	—	11,337,823	7,828,469	5,284,902	13,113,371	2,790,846

				$50,638,671	$95,374,159	$—	$—	$146,012,830	$77,935,937	$53,030,564	$130,966,500	$29,263,148

(1)	Phillips Edison Limited Partnership recognized capital gain on the properties that it sold; Phillips Edison Shopping Center Fund III, L.P. recognized ordinary gain on the properties that it sold.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table I provides a summary of the experience of our AR Capital sponsor and its affiliates in raising and investing funds for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2010 to December 31, 2011, American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

	American Realty Capital Trust, Inc.			American Realty Capital New York Recovery REIT, Inc.			American Realty Capital Healthcare Trust, Inc.			American Realty Capital Trust III, Inc.
			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised
	(dollars in thousands)			(dollars in thousands)			(dollars in thousands)			(dollars in thousands)
Dollar amount offered	$1,500,000			$1,500,000			$1,500,000			$1,500,000
Dollar amount raised	1,695,813			45,629			68,881			102,196
Dollar amount raised from non – public program and private investments	37,460	(1)		27,797	(2)		2,144	(3)		—
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock	200	(4)		200	(4)		200	(4)		200	(4)

Total dollar amount raised	$1,733,473		100.00%	$73,626	(5)	100.00%	$71,225	(5)	100.00%	$102,396	(5)	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	168,269		9.71%	6,232		8.46%	6,733		9.45%	9,833		9.60%
Organizational expenses	29,692	(6)	1.71%	6,393		8.68%	5,575		7.83%	6,107		5.96%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%

Available for investment	$1,535,512		88.58%	$61,001		82.85%	$58,917		82.72%	$86,456		84.43%

Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	1,420,117	(7)	81.92%	47,105		63.98%	51,243		71.95%	67,393		65.82%
Acquisition fees	44,809		2.58%	2,727		3.70%	5,568		7.82%	7,082		6.92%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%

Total acquisition costs	$1,464,926		84.51%	$49,832		67.68%	$56,811		79.76%	$74,475		72.73%

Percentage leverage (mortgage financing divided by total acquisition costs)	49.3	% (8)		136.8	% (9)		216.1	% (10)		7.5	% (11)
Date offering began	3/18/2008			10/2/2009			2/18/2011			3/31/2011
Number of offerings in the year	1			1			1			1
Length of offerings (in months)	39			33			33			33
Months to invest 90% of amount available for investment (from beginning of the offering)	39			NA	(12)		NA	(12)		NA	(12)

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, Inc. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, Inc is also included as a stand-alone program and is included separately in information about private programs.
(2)	American Realty Capital New York Recovery REIT, Inc. sold a non-controlling interest in a property. The total amount contributed in this arrangement was $13.0 million, In addition, $15.0 million was raised in a private offering of convertible preferred securities.
(3)	American Realty Capital Healthcare Trust, Inc. sold non-controlling interests in three properties. The total amount contributed in these arrangements was $2.1 million.
(4)	Represents initial capitalization of the company by the sponsor and was prior to the effectiveness of the common stock offering.
(5)	Offerings are not yet completed, funds are still being raised.
(6)	Excludes offering costs from proceeds assumed from the distribution reinvestment plan.
(7)	Includes $12.0 million investment made in joint venture with American Realty Capital New York Recovery REIT, Inc. for the purchase of real estate and $17.3 million of other investments in common stock.
(8)	Total acquisition costs of the properties exclude $721.6 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $2,112.1 million. The leverage ratio was 34.2% at December 31, 2011.

(9)	Total acquisition costs of the properties exclude $68.2 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $124.2 million. The leverage ratio was 54.9% at December 31, 2011.
(10)	Total acquisition costs of the properties exclude $110.7 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $164.5 million. The leverage ratio was 67.3% at December 31, 2011.
(11)	Total acquisition costs of the properties exclude $5.1 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $72.5 million. The leverage ratio was 7.0% at December 31, 2011.
(12)	As of December 31, 2011 these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table I provides a summary of the experience of our AR Capital sponsor and its affiliates in raising and investing funds in ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2011 and ARC Growth Fund, LLC from its inception on July 24, 2008 to its termination on December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC			ARC Growth Fund, LLC
(dollars in thousands)			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537			$13,000			$11,243			$5,350			$7,850
Dollar amount raised	19,537			13,000			11,243			5,215			5,275
Dollar amount contributed from sponsor and affiliates (1)	1,975			—			—			—			2,575

Total dollar amount raised	$21,512		100.00%	$13,000		100.00%	$11,243		100.00%	$5,215		100.00%	$7,850		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323		2.48%	$666		5.92%	$397		7.61%	$—		0.00%
Organizational expenses	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%

Available for investment	$20,316		94.44%	$12,677		97.52%	$10,577		94.08%	$4,818		92.39%	$7,850		100.00%

Acquisition costs:
Prepaid items and fees related to purchased property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	11,302		52.54%	9,086		69.89%	9,895		88.01%	4,780		91.66%	5,440		69.30%
Acquisition fees	7,693		35.76%	2,328		17.91%	682		6.07%	—		0.00%	2,410		30.70%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%

Total acquisition costs	$18,995	(2)	88.30%	$11,414	(3)	87.80%	$10,577	(4)	94.08%	$4,780	(5)	91.66%	$7,850	(6)	100.00%

Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%			292.61%			141.19%			344.35%			253.20%

Date offering began	6/09/2008	9/17/2008	9/29/2009	6/23/2011	7/24/2008
Number of offerings in the year	1	1	1	1	1
Length of offerings (in months)	7	4	3	4	1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7	4	3	4	1

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.
(2)

Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.

(3)

Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010. This program ended when the notes were repaid on May 16, 2011. The related properties are still owned by American Realty Capital Trust, Inc.

(4)

Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.

(5)

Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2011.

(6)

Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded at December 31, 2010.

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table II summarizes the amount and type of compensation paid to our AR Capital sponsor and its affiliates for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2009 to December 31, 2011, American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011.

(dollars in thousands)	American Realty Capital Trust, Inc.	American Realty Capital New York Recovery REIT, Inc.	American Realty Capital Healthcare Trust, Inc.	American Realty Capital Trust III, Inc.
Date offering commenced	3/18/2008	10/2/2009	2/18/2011	3/31/2011
Dollar amount raised	$1,733,473	$73,626	$71,225	$102,396

Amount paid to sponsor from proceeds of offering
Underwriting fees	$168,269	$6,232	$6,733	$9,833
Acquisition fees:
Real estate commissions	$—	$—	$—	$—
Advisory fees – acquisition fees	$21,121	$1,242	$1,645	$725
Other – organizational and offering costs	$15,944	$3,997	$3,179	$4,383
Other – financing coordination fees	$9,257	$671	$1,279	$51
Other – acquisition expense reimbursements	$12,081	$890	$1,054	$567
Dollar amount of cash generated from operations before deducting payments to sponsor	$60,876	$(972)	$(2,161)	$(1,177)
Actual amount paid to sponsor from operations:
Property management fees	$—	$—	$—	$—

Partnership management fees	—	—	—	—
Reimbursements	—	—	—	—
Leasing commissions	—	—	—	—
Other (asset management fees)	7,071	—	—	—

Total amount paid to sponsor from operations	$7,071	$—	$—	$—

Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$1,485	$—	$—	$—
Notes	$—	$—	$—	$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$45	$—	$—	$—
Incentive fees	$—	$—	$—	$—
Other – Financing coordination fees	$—	$—	$—	$—

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table II summarizes the amount and type of compensation paid to our AR Capital sponsor and its affiliates for ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011. ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, L.P. from its inception on July 24, 2008 to its termination on December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/05/2008		8/12/2008		9/29/2009		6/23/2011		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(3)

Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		$666		$397		$—
Acquisition fees
Real estate commissions	$—		$—		$—		$—		$—
Advisory fees – acquisition fees	$2,959		$423		$662		$—		$1,316
Other – organizational and offering costs	$—		$—		$—		$—		$—
Other – financing coordination fees	$939		$333		$149		$—		$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)		$2,291		$(724)		$(691)		$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—		$—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—

Total amount paid to sponsor from operations	$—		$—		$—		$—		$—

Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—		$—		$—		$—		$13,560
Notes	—		—		—		—		18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—		—
Incentive fees	—		—		—		—		—
Other (disposition fees)	—		—		—		—		1,169
Other (refinancing fees)	—		—		—		—		39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table III summarizes the operating results of American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison - ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011 as of the dates indicated.

	American Realty Capital Trust, Inc.				American Realty Capital New York Recovery REIT, Inc.			American Realty Capital Healthcare Trust, Inc.		American Realty Capital Trust III, Inc.
(dollars in thousands)	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2011	Year Ended December 31, 2010	Period From October 6, 2009 (Date of Inception) to December 31, 2009	Year Ended December 31, 2011	Period From August 23, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2011	Period From October 15, 2010 (Date of Inception) to December 31, 2010
Gross revenues	$129,982	$45,233	$15,511	$5,549	$7,535	$2,378	$—	$3,314	$—	$795	$—
Profit (loss) on sales of properties	(44)	143	—	—	—	—	—	—	—	—	—
Less:
Operating expenses	45,041	15,265	1,158	2,002	5,848	2,139	1	4,707	1	2,385	—
Interest expense	39,912	18,109	10,352	4,774	3,912	1,070	—	1,189	—	35	—
Depreciation	54,764	17,280	6,581	2,534	500	500	—	1,174	—	414	—
Amortization	14,176	4,374	1,735	522	540	540	—	361	—	85	—

Net income (loss) before noncontrolling interests –GAAP Basis	(23,955)	(9,652)	(4,315)	(4,283)	(3,265)	(1,871)	(1)	(4,117)	(1)	(2,124)	—
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—
Net income (loss) attributable to noncontrolling interests–GAAP Basis	(1,121)	(181)	49	—	(154)	109	—	32	—	—	—

Net income (loss) GAAP basis	$(25,076)	$(9,833)	$(4,266)	$(4,283)	$(3,419)	$(1,762)	$(1)	$(4,085)	$(1)	$(2,124)	$—

Taxable income (loss)
From operations	$(25,032)	$(9,976)	$(4,266)	$(4,283)	$(3,419)	$(1,762)	$(1)	$(4,085)	$(1)	$(2,124)	$—
From gain (loss) on sale	(44)	143	—	—	—	—	—	—	—	—	—
Cash generated from (used by) operations (1)	49,525	9,864	(2,526)	4,013	263	(1,234)	(1)	(2,161)	(1)	(1,177)	—
Cash generated from sales	581	900	—	—	—	—	—	—	—	—	—

Cash generated from refinancing	—	—	—	—	21,300	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	$50,106	$10,764	$(2,526)	$4,013	$21,563	$(1,234)	$(1)	$(2,161)	$(1)	$(1,177)	$—
Less: Cash distribution to investors (3)
From operating cash flow	47,524	9,864	$1,818	$296	263	—	—	—	—	—	—
From sales and refinancing	—	900	—	—	1,331	—	—	—	—	294	—
From other (2)	—	647	70	—	431	—	—	376	—	—	—

Cash generated after cash distributions	$2,582	$(647)	$(4,414)	$3,717	$19,538	$(1,234)	$(1)	$(2,537)	$(1)	$(1,471)	$—
Less: Special items
Cash generated after cash distributions and special items	$2,582	$(647)	$(4,414)	$3,717	$19,538	$(1,234)	$(1)	$(2,537)	$(1)	$(1,471)	$—
Tax and distribution data per $1,000 invested
Federal income tax results: (4) (5) (6)
Ordinary income (loss)
from operations	$—	$(23.55)	$(22.75)	$(0.33)	$—	$(15.42)	$—	$—	$—	$—	$—
from recapture	—	—	—	—	—	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—	—	—	—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	$—	$1.44	$—	$—	$31.13	$—	$—	$—	$—	$2.87	$—
Return of capital	43.50	16.78	(13.06)	1.22	16.23	—	—	5.28	—	—	—
Source (on GAAP basis)
Sales	$—	$1.44	$—	$—	$31.13	$—	$—	$—	$—	$2.87	$—
Refinancing	—	—	—	—	—	—	—	—	—	—	—
Operations	43.50	15.75	12.57	1.22	6.15	—	—	—	—	—	—
Other	—	—	—	—	10.08	—	—	5.28	—	—	—

(1)	Includes cash paid for interest and acquisition costs.
(2)	Distributions paid from proceeds from the sale of common stock.
(3)	There were no distributions made for public programs as of December 31, 2010 for all public programs except American Realty Capital Trust, Inc.

(4)	Based on amounts raised as of the end of each period.
(5)	Federal tax results for the year ended December 31, 2011 is not available as of the date of this filing. Extensions of time to file tax returns of the year ended December 31, 2011 have been filed for each program, and estimated information is provided for all programs based on preliminary tax returns by outside accountants.
(6)	There were no pubilc investors for this program as of December 31, 2009 for all public programs except American Realty Capital Trust, Inc.

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table III summarizes the consolidated operating results of ARC Income Properties, LLC and ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC, and ARC Growth Fund, LLC as of the dates indicated.

	ARC Income Properties, LLC				ARC Income Properties II, LLC				ARC Income Properties III, LLC			ARC Income Properties IV, LLC		ARC Growth Fund, LLC
(dollars in thousands)	Period from January 1, 2011 to September 6, 2011 (1)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Five Months ended May 16, 2011 (2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from January 1, 2011 to September 6, 2011 (1)	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Year Ended December 31, 2011	June 24, 2010 (Date of Inception) to December 31, 2010 Period from June 24, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
Gross revenues	$4,652	$7,008	$5,347	$1,341	$1,383	$3,507	$3,423	$337	$1,548	$2,237	$341	$1,549	$94	$—	$95	$185	$8
Profit (loss) on sales of properties	—	—	—	—	(44)	143	—	—	—	—	—	—	—	—	(251)	(4,682)	9,746
Less:
Operating expenses	122	320	2,847	5	45	113	7	—	51	36	918	86	489	—	234	528	2,004
Interest expense	4,504	6,525	4,993	688	1,690	2,151	2,161	162	1,434	1,359	186	1,134	100	—	—	1,494	597
Interest expense –investors notes	1,323	1,935	1,583	381	430	1,167	1,024	11	671	986	201	446	90	—	—	—	—
Depreciation	2,346	3,519	2,676	909	710	1,748	1,758	200	495	642	127	642	54	—	195	592	344
Amortization	527	976	886	—	268	663	670	—	187	249	42	218	18	—	—	—	—

Net income (loss) –GAAP Basis	$(4,170)	$(6,267)	$(7,638)	$(642)	$(1,804)	$(2,192)	$(2,197)	$(36)	$(1,290)	$(1,035)	$(1,133)	$(977)	$(657)	$—	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	$(4,170)	$(6,267)	$(7,638)	$(642)	$(1,760)	$(2,335)	$(2,197)	$(36)	$(1,290)	$(1,035)	$(1,133)	$(977)	$(443)	$—	$(334)	$(2,429)	$(2,937)

From gain (loss) on sale	$—	$—	$—	$—	$(44)	$143	$—	$—	$—	$—	$—	$—	$—	$—	$(251)	$(4,682)	$9,746
Cash generated from (used by) operations (3)	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$560	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$(691)	$—	$(330)	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	—	—	246	—	—	—	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$(691)	$—	$(330)	$(2,216)	$7,932

Less: Cash interest payments made to investors
From operating cash flow	—	—	—	—	—	—	—	—	—	—	—	—	—	$—	$—	$—	$—
From sales and refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	$—	$—	$—	$—
From other	—	—	—	—	—	—	—	—	—	—	—	—	—	$—	$—	$—	$—
Cash generated after cash distributions	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$—	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$—	$(691)	$(330)	$(2,216)	$7,932

(1)

On September 6, 2011, the real estate assets and certain liabilities of ARC Income Properties, LLC and ARC Income Properties III, LLC were contributed in the formation transaction of ARC Properties, Inc.

(2)	The program ended on May 16, 2011, when the notes were repaid. These properties are still owned by American Realty Capital Trust, Inc.
(3)	Includes cash paid for interest including interest payments to investors.

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

(UNAUDITED)

Table IV summarizes the results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Growth Fund, LLC, the completed programs of our AR Capital sponsor as of December 31, 2011.

(Dollars in thousands) Program name	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Growth Fund, LLC
Dollar amount raised	$21,512		$13,000		$11,243		$7,850
Number of properties purchased	62		50		1		52
Date of closing of offering	June 2008		September 2008		September 2009		July 2008
Date of first sale of property	September 2011	(2)	May 2011	(3)	September 2011	(2)	July 2008
Date of final sale of property	September 2011	(2)	May 2011	(3)	September 2011	(2)	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010 (1)
Federal income tax results:
Ordinary income (loss)
– From operations	$—		$—		$—		$—
– From recapture	—		—		—		—
Capital gain (loss)	—		—		—		—
Deferred gain	—		—		—		—
Capital	—		—		—		—
Ordinary	—		—		—		—
Cash distributions to investors
Source (on GAAP basis)
– Investment income	$—		$—		$—		$—
– Return of capital	19,537		13,000		11,243		7,226
Source (on cash basis)
– Sales	19,537		13,000		11,243		7,226
– Refinancing	—		—		—		—
– Operations	—		—		—		—
– Other
Receivable on net purchase money financing	$—		$—		$—		$—

(1)	Programs is combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program is not presented.
(2)	The real estate assets and certain liabilities of these programs were contributed to ARC Properties, Inc. as part of its formation transaction.
(3)	The notes used to purchase these properties were paid off in May 2011, these properties are still owned by American Realty Capital Trust, Inc.

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table V summarizes the sales or disposals of properties by American Realty Capital Trust, Inc. as of December 31, 2011 (in thousands).

			Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program (1)	Adjustments resulting from application of GAAP (2)	Total (3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs (4)	Total	Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures (5)
American Realty Capital Trust, Inc.:
PNC Bank Branch – New Jersey	November –08	September 2010	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch – New Jersey	November –08	January 2011	$79	$502	$—	$—	$581	$502	$178	$680	$1,305

1)	No purchase money mortgages were taken back by the program.
2)	Financial information was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
4)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

(UNAUDITED)

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2011.

(Dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program (2)	Adjustments Resulting From Application of GAAP (3)	Total (4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs (5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures (6)
ARC Income Properties II, LLC:
PNC Bank Branch –New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch –New Jersey	November-08	January 2011	79	502	—	—	581	502	178	680	1,305

			$467	$1,014	$—	$—	$1,481	$1,014	$365	$1,379	$2,340

ARC Growth Fund, LLC:
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)

Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—

(Dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program (2)	Adjustments Resulting From Application of GAAP (3)	Total (4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs (5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures (6)
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)

Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
Seminole, FL	July-08	March-10	—	1,098			1,098	1,098	1,061	2,159	(48)
Port Richey, FL(1)	July-08	December-10	—	544	—	—	544	544	1,086	1,630	(71)
Punta Gorda, FL(1)	July-08	December-10	—	690	—	—	690	690	1,550	2,240	(72)
Lawrenceville, GA(1)	July-08	December-10	—	695	—	—	695	695	1,381	2,076	(73)
Norristown, PA(1)	July-08	December-10	—	471	—	—	471	471	943	1,414	(83)

			$43,243	$20,838	$—	$—	$64,081	$19,375	$47,850	$67,225	$(788)

(1)	Sale of property was to related party.
(2)	No purchase money mortgages were taken back by program.
(3)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions on connection with the acquisition of property.
(6)

Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

APPENDIX A-1: PRIOR PERFORMANCE OF AMERICAN FINANCIAL REALTY TRUST

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2006, 2005 and 2004

(In thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$253,485	$219,689	$148,695
Operating expense reimbursements	166,712	155,181	81,101
Interest and other income	6,425	5,202	3,143

Total revenues	426,622	380,072	232,939
Expenses:
Property operating expenses:
Ground rents and leasehold obligations	14,336	13,427	8,726
Real estate taxes	42,868	35,232	21,659
Property and leasehold impairments	5,500	144	446
Other property operating expenses	166,310	142,148	73,730

Total property operating expenses	229,014	190,951	104,561
Marketing, general and administrative	24,934	24,144	23,888
Broken deal costs	176	1,220	227
Repositioning	9,065	—	—
Amortization of deferred equity compensation	8,687	10,411	9,078
Outperformance plan – contingent restricted share component	—	—	(5,238)
Severance and related accelerated amortization of deferred compensation	21,917	4,503	1,857
Interest expense on mortgages and other debt	142,432	120,514	72,121
Depreciation and amortization	126,307	115,439	74,427

Total expenses	562,532	467,182	280,921

Loss before net gain on sale of land, equity in loss from joint venture, net loss on investments, minority interest and discontinued operations	(135,910)	(87,110)	(47,982)
Gain on sale of land	2,043	1,596	80
Equity in loss from joint venture	(1,397)	—	—
Net loss on investments	—	(530)	(409)

Loss from continuing operations before minority interest	(135,264)	(86,044)	(48,311)
Minority interest	2,686	1,984	1,835

Loss from continuing operations	(132,578)	(84,060)	(46,476)
Discontinued operations:
Loss from operations before yield maintenance fees, net of minority interest of $1,850, $3,062 and $114 for the years ended December 31, 2006, 2005 and 2004, respectively	(79,174)	(29,182)	(1,252)

Yield maintenance fees, net of minority interest of $15,564, $16 and $103 for the years ended December 31, 2006, 2005 and 2004, respectively	(46,402)	(567)	(3,060)
Net gains on disposals, net of minority interest of $74,046, $562 and $934 for the years ended December 31, 2006, 2005 and 2004 respectively	237,556	20,194	28,543

Income (loss) from discontinued operations	111,980	(9,555)	24,231

Net loss	$(20,598)	$(93,615)	$(22,245)

Basic and diluted income (loss) per share:
From continuing operations	$(1.04)	$(0.71)	$(0.45)
From discontinued operations	$0.87	$(0.07)	$0.23

Total basic and diluted loss per share	$(0.17)	$(0.78)	$(0.22)

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

(In thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(20,598)	$(93,615)	$(22,245)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	137,420	138,990	93,241
Minority interest	53,946	(4,500)	(1,118)
Amortization of leasehold interests and intangible assets	36,351	38,887	18,145
Amortization of above- and below-market leases	1,160	(120)	1,539
Amortization of deferred financing costs	13,708	12,656	5,006
Amortization of deferred compensation	13,031	13,440	10,273
Amortization of discount on pledged treasury securities	(359)	—	—
Non-cash component of Outperformance Plan	—	—	(5,238)
Non-cash compensation charge	273	262	244
Impairment charges	65,116	3,581	4,060
Net equity in loss from joint venture	1,397	—	—
Net gain on sales of properties and lease terminations	(315,077)	(23,006)	(30,076)
Net loss on sales of investments	—	530	409
Increase in restricted cash	(3,792)	(17,646)	(21,246)
Leasing costs	(18,154)	(8,404)	(17,349)
Payments received from tenants for lease terminations	1,947	440	2,061
Decrease (increase) in operating assets:
Tenant and other receivables, net	(23,405)	(19,601)	(22,055)
Prepaid expenses and other assets	(2,777)	(81)	(16,466)
Increase (decrease) in operating liabilities:
Accounts payable	4,447	(709)	3,138
Accrued expenses and other liabilities	(3,034)	(10,469)	44,972
Deferred revenue and tenant security deposits	31,711	50,002	71,325

Net cash (used in) provided by operating activities	(26,689)	80,637	118,620

Cash flows from investing activities:
Payments for acquisitions of real estate investments, net of cash acquired	(192,669)	(806,951)	(2,006,703)
Capital expenditures	(50,043)	(41,559)	(15,786)
Proceeds from sales of real estate and non-real estate assets	1,421,613	125,583	245,990
(Increase) decrease in restricted cash	590	1,601	(10,461)
Investment in joint venture	(23,300)	—	—
Sales of investments	1,116	21,240	52,880

Purchases of investments	(33,082)	(659)	(10,032)

Net cash provided by (used in) investing activities	1,124,225	(700,745)	(1,744,112)

Cash flows from financing activities:
Repayments of mortgages, bridge notes payable and credit facilities	(1,207,580)	(594,063)	(274,398)
Proceeds from mortgages, bridge notes payable and credit facilities	327,878	1,108,652	1,531,425
Proceeds from issuance of convertible senior notes, net	—	—	434,030
Payments for deferred financing costs, net	(2,118)	(838)	(25,758)
Proceeds from common share issuances, net	1,185	244,442	7,552
Redemption of Operating Partnership units	—	(4,405)	(31,112)
Contributions by limited partners	—	353	—
Dividends and distributions	(221,140)	(134,395)	(116,799)

Net cash (used in) provided by financing activities	(1,101,775)	619,746	1,524,940

Decrease in cash and cash equivalents	(4,239)	(362)	(100,552)
Cash and cash equivalents, beginning of year	110,245	110,607	211,159

Cash and cash equivalents, end of year	$106,006	$110,245	$110,607

Supplemental cash flow and non-cash information:
Cash paid for interest	$248,170	$166,533	$76,582

Cash paid for income taxes	$687	$24	$1,693

Debt assumed in real estate acquisitions	$—	$78,645	$48,072

Operating Partnership units issued to acquire real estate	$—	$—	$35,867

Non-cash acquisition costs	$—	$2,367	$—

APPENDIX A-2: RESULTS OF NICHOLAS S. SCHORSCH’S COMPLETED PROGRAMS

(UNAUDITED)

Year	Number of Properties Acquired	Aggregate Purchase Price of Properties Acquired	Number of Properties Sold	Aggregate Gross Proceeds from Sale of Properties	Aggregate Net Gain on Sales	Number of Properties Sold to AFRT	Aggregate Gross Proceeds from Sale of Properties to AFRT	Aggregate Net Gain on Sales to AFRT
1998	105	$22,373,000	15	$8,054,000	$4,227,000	—	$—	$—
1999	33	18,825,000	16	8,418,000	4,468,000	—	—	—
2000	8	142,931,000	33	21,871,000	8,934,000	—	—	—
2001	71	24,126,000	45	22,921,000	4,107,000	—	—	—
2002	59	64,030,000	63	32,130,000	11,377,000	93	230,500,000	N/A	(1)
2003	—	—	11	54,347,000	2,567,000	—	—	—

Total	276	$272,285,000	183	$147,741,000	$35,680,000	93	$230,500,000	$—

(1)	The consideration received was principally limited partnership units in AFRT’s operating partnership and some cash. The net aggregate gain on the sale to AFRT can not be determined since the registrant has no information as to what each investor did with his or her limited partnership units after the initial transfer to AFRT in 2002.

SUPPLEMENTAL INFORMATION – The prospectus of Phillips Edison – ARC Shopping Center REIT Inc. consists of this sticker, the Prospectus dated November 22, 2011 and Supplement No. 14 dated July 25, 2012.

Supplement No. 14 includes:

•

operating information, including the status of the offering, portfolio data, information regarding our current leverage ratio, selected financial data, distribution information, dilution information, information about our share repurchase program, and compensation to our advisor, our sub-advisor, our dealer manager, and their affiliates;

•	an update to our Investor Suitability Standards;

•	update regarding our Prospectus Summary;

•	updates regarding risk factors;

•	updates to the biographies of William K. Kahane and Edward M. Weil, Jr.;

•	updated information regarding volume discounts;

•	updated information regarding the prior performance of programs operated by our sponsors, including prior performance tables, as of December 31, 2011;

•	“Experts” information; and

•	information incorporated by reference.